OFFICE LEASE AGREEMENT

BETWEEN

STREET RETAIL WEST I, LP, LANDLORD

AND

MAVEN, INC., TENANT

DATE: October 25, 2019

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this "Lease") is made effective October 25, 2019, by and between STREET RETAIL WEST I, LP, a Delaware limited partnership ("Landlord"), and MAVEN, INC., a Delaware corporation ("Tenant").

IN CONSIDERATION of the payments of rents and other charges provided for herein and the covenants and conditions hereinafter set forth, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE I

REFERENCE PROVISIONS, DEFINITIONS AND EXHIBITS

As used in this Lease, the following terms shall have the meanings set forth in Sections 1.01 and 1.02 below.

Section 1.01. Reference Provisions.

A. Leased Premises: The premises located on the fourth (4th) floor (designated as Suite 400) of the Building described in Section 1.01.J, below, as shown on the floor plan attached hereto as Exhibit A, and consisting of five thousand two hundred fifty-eight (5,258) square feet of Floor Area (as defined below).

B. Term: Five (5) Lease Years.

C. Term Commencement Date: The date upon which Landlord delivers the Leased Premises to Tenant, estimated to be October 1, 2019.

D. Rent Commencement Date: The earlier of: (i) Tenant's actual occupancy of the Leased Premises and commencement of business operations therein, or (ii) thirty (30) days from the Term Commencement Date.

E. Termination Date: The date that is (i) the last day of the Term, or (ii) any earlier date on which this Lease is terminated in accordance with the provisions hereof.

F. Minimum Rent:

Lease Year	Annually	Monthly
1	$441,672.00	$36,806.00
2	$454,922.16	$37,910.18
3	$468,569.82	$39,047.49
4	$482,626.91	$40.218.91
5	$497,105.72	$41,425.48

Notwithstanding anything contained herein to the contrary, provided no Default has occurred hereunder (nor has any event occurred that, with Notice and passage of time, could become a Default), Tenant shall not be required to pay Minimum Rent during the

first two (2) full calendar months of the Term after the Rent Commencement Date. For the sake of clarification, if the Rent Commencement Date starts after the first of the month, Tenant shall pay full Minimum Rent until the end of that month and then the rent abatement shall begin on the first of the next month. Notwithstanding anything contained herein, if, for any reason whatsoever, Tenant terminates this Lease prior to the expiration of the Term or in the event this Lease is otherwise terminated for any cause, then the entire amount of Minimum Rent abated pursuant to the terms of this paragraph shall immediately be due and payable to Landlord.

G. Security Deposit: Three (3) month's Minimum Rent, being One Hundred Ten Thousand Four Hundred Eighteen Dollars ($110,418.00), subject to reduction on the forty-eighth (48th) and sixtieth (60th) months of the Term as further set forth in this Lease.

H. Rent Payments: Except to the extent Tenant is required to make such payments electronically, in the manner set forth in Section 5.01 of this Lease, Rent payments due herein shall be made payable to Landlord at the following address:

STREET RETAIL WEST I, LP - Property #4700
c/o Federal Realty Investment Trust
P.O. Box 79408
City of Industry, CA 91716-9408

I. Notice Addresses:

TO LANDLORD:

STREET RETAIL WEST I, LP
c/o Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, MD 20852-4041
Attention: Legal Department

With copy to:

Federal Realty Investment Trust
860 S. Pacific Coast Highway, Suite 105
El Segundo, California 90245
Attention: West Coast Divisional Counsel

TO TENANT:

MAVEN, LLC
14 Wall Street
15th Floor
New York, New York 10005
Attention: Doug Smith

(following occupancy)
MAVEN, LLC
301 Arizona Avenue, Suite 400
Santa Monica, California 90401
Attention: ____________

With copy to:

MAVEN, LLC
14 Wall Street
15th Floor
New York, New York 10005
Attention: Doug Smith

J. Building: That certain building, including any Common Areas (hereinafter defined), commonly known as 301 Arizona Avenue, Santa Monica, CA, located in the City of Santa Monica, County of Los Angeles, in the State of California.

K. Parking Spaces: Two (2) monthly parking contracts, each for one space, to the subterranean parking garage servicing the Building; sixteen (16) monthly parking passes to the City of Santa Monica public parking structures, all at the prevailing monthly rates, subject to the terms of Article XIII.

L. Renewal Option: See Addendum I.

M. Intentionally Deleted.

N. Schedules and Exhibits: The schedules and exhibits listed below are attached to this Lease and are hereby incorporated in and made a part of this Lease.

Exhibit A	Site Plan
Exhibit B	Work Agreement
Exhibit C	Rules and Regulations
Addendum I	Option To Extend
Addendum II	Pet Policy
Addendum III	Lease Contingency

Section 1.02. Definitions.

A. Additional Rent: All sums payable by Tenant to Landlord under this Lease, other than Minimum Rent.

B. Base Operating Costs: The Operating Costs for the Base Year.

C. Base Taxes: Taxes for the Base Year.

D. Base Year: The calendar year commencing January 1, 2020.

E. Building Hours: From 8:00 a.m. until 6:00 p.m. on weekdays (excluding holidays) and from 9:00 a.m. until 1:00 p.m. on Saturdays (excluding holidays)

F. Common Areas: Any existing or future improvements, equipment, areas and/or spaces for the non-exclusive, common and joint use or benefit of Landlord, Tenant and other tenants, occupants and users of the Building. The Common Areas include without limitation sidewalks, roofs, gutters and downspouts, parking areas, access roads, driveways, landscaped areas, service drives and service roads, traffic islands, loading and service areas, stairs, landings, ramps, elevators, escalators, utility and mechanical rooms and equipment, corridors, lobbies, public washrooms, and other similar areas and improvements.

G. Floor Area: When used with respect to the Leased Premises, the number of rentable square feet set forth in Section 1.01.A, above. When used with respect to any other space in the Building, Floor Area shall mean the number of rentable square feet of such space as reasonably determined by Landlord in accordance with BOMA (ANSI Z65.1-2010) method of floor measurement.

H. Interest: A rate per annum of the lesser of (i) twelve percent (12%) or (ii) the maximum permitted by law.

I. Lease Year: Each twelve (12) month period beginning with the Term Commencement Date, and each anniversary thereof, provided the Term Commencement Date occurs on the first day of a month. If the Term Commencement Date occurs on a day other than the first day of a month, then the first Lease Year shall begin on the Term Commencement Date and shall terminate on the last day of the twelfth (12th) full calendar month after the Term Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Term shall terminate on the date this Lease expires or is otherwise terminated.

J. Operating Year: Each respective calendar year or part thereof during the Term of this Lease or any renewal thereof, or at Landlord's option, any other twelve month period or part thereof designated by Landlord.

K. Partial Lease Year: Any period during the Term which is less than a full Lease Year.

L. Person: An individual, firm, partnership, association, corporation, limited liability company, or any other legal entity.

M. Rent: Minimum Rent plus Additional Rent.

N. Tenant's Operating Costs Share: Shall mean a fraction, the numerator of which is the Floor Area of the Leased Premises and the denominator of which is the total Floor Area of the office portion of the Building.

O. Tenant's Tax Share: Shall mean a fraction, the numerator of which is the Floor Area of the Leased Premises and the denominator of which is the total Floor Area of the office and retail portions of the Building.

ARTICLE II

LEASED PREMISES

Landlord demises and leases to Tenant, and Tenant leases and takes from Landlord, the Leased Premises together with the right to use, in common with others, the Common Areas. Landlord has the exclusive right to (i) use the exterior faces of all perimeter walls of the Building, the roof and all air space above the Building, and (ii) install, maintain, use, repair and replace pipes, ducts, cables, conduits, plumbing, vents, utility lines and wires to, in, through, above and below the Leased Premises and other parts of the Building. Notwithstanding anything to the contrary in this Lease, if any such installations occupy more than a de minimis portion of the Leased Premises, then Tenant's Floor Area and Minimum Rent shall be equitably adjusted. Additionally, in no event shall any such change or addition unreasonably interfere with Tenant's use or occupancy of the Premises.

ARTICLE III

TERM

Section 3.01. Term.

A. The Term shall commence on the Term Commencement Date specified in Section 1.01.C above, and shall be for the period of time specified in Section 1.01.B above, and expire on the Termination Date specified in Section 1.01.E above. Notwithstanding the foregoing, all obligations of the parties, as set forth in this Lease, shall be binding as of the date hereof except that Tenant's obligations under Article IV, Section 8.01 (with respect to the acts, negligence, use or occupancy of the Leased Premises by anyone other than Tenant or its contractors) Section 10.02, Article XI and Article XII shall not be effective until the Term Commencement Date.

B. Tenant acknowledges that as of the date of this Lease, the Leased Premises is subject to occupancy rights by an existing tenant (the "Existing Tenant"). Landlord and Tenant hereby agree that this Lease shall be contingent upon Landlord recapturing possession of the Leased Premises from the Existing Tenant. If Landlord does not obtain possession of the Leased Premises by December 31, 2019, this Lease shall at either party's election become null and void and of no further force and effect, and neither party shall have any further rights or obligations hereunder.

Section 3.02. End of Term.

This Lease shall terminate on the Termination Date without the necessity of notice from either Landlord or Tenant. Upon the Termination Date, Tenant shall quit and surrender to Landlord the Leased Premises, broom-clean and in the same condition as on the Term

Commencement Date, ordinary wear and tear, acts of God, Casualties, condemnation, any alterations or improvements made to, or installed in, the premises by Tenant which Tenant is not required to remove under Article IX, obsolescence, and repairs that are specifically made the responsibility of Landlord excepted, and shall surrender to Landlord all keys and access cards, if applicable, to or for the Leased Premises.

Section 3.03. Holding Over.

If Tenant fails to vacate the Leased Premises on the Termination Date, Landlord shall have the benefit of all provisions of law respecting the speedy recovery of possession of the Leased Premises (whether by summary proceedings or otherwise). In addition to and not in limitation of the foregoing, occupancy subsequent to the Termination Date ("Holdover Occupancy") shall be a tenancy at will. Holdover Occupancy shall be subject to all terms, covenants, and conditions of this Lease (including those requiring payment of Additional Rent), except that the Minimum Rent for each day that Tenant holds over ("Holdover Minimum Rent") shall be equal to: (i) for the initial thirty (30) days of such Holdover Occupancy, one and one-quarter (1-1/4) times the per diem Minimum Rent payable in the last Lease Year; and (ii) thereafter, one and one-half (1-1/2) times the per diem Minimum Rent payable in the last Lease Year. In the event that such Holdover Occupancy exceeds thirty (30) days, Landlord also shall be entitled to recover all damages, including lost business opportunity regarding any prospective tenant(s) for the Leased Premises, suffered by Landlord as a result of Tenant's Holdover Occupancy.

ARTICLE IV

USE AND OPERATION OF THE LEASED PREMISES

Section 4.01. Intentionally Deleted.

Section 4.02. Use.

A. Tenant shall use the Leased Premises solely for general office and incidental uses (the "Permitted Use"), and for no other purpose; provided, however, the foregoing is not an operating covenant and Tenant has no obligation to operate any business within the Leased Premises or to conduct operations during any specific hours and the non-operation of a business or the cessation of operations shall not constitute a default of this Lease so long as Tenant continues to pay rent and perform its obligations hereunder. Tenant shall comply with all statutes, laws, rules, orders, regulations and ordinances affecting the Leased Premises or relating to the use, occupancy or alteration thereof and all the orders or recommendations of any insurance underwriters, safety engineers, and loss prevention consultants as may from time to time be consulted by Landlord (collectively, "Legal Requirements"). Notwithstanding any other provision of this Lease, in the event that any Legal Requirements, including without limitation, the Americans with Disabilities Act, require that alterations or improvements be made, Tenant shall only be responsible to the extent such Legal Requirements (i) mandate alterations to the non-structural interior of the Leased Premises as a result of modifications made to the Leased Premises by Tenant after the Term Commencement Date, or (ii) govern Tenant's specific use of the Leased Premises other than for general office use; however, in no event shall Tenant have

any obligation to comply with any Legal Requirements to the extent a violation of such requirements exists as of the Term Commencment Date and such compliance shall be the responsibility of Landlord. In no event shall Tenant use the Leased Premises for purposes which are prohibited by zoning or similar laws or regulations, or covenants, conditions or restrictions of record. Tenant acknowledges and agrees it is solely responsible for determining if its business complies with the applicable zoning regulations, and that Landlord makes no representation (explicit or implied) concerning such zoning regulations.

B. Tenant shall, at its sole expense: (i) keep the nonstructural portions of the Leased Premises in in the same condition as on the Term Commencement Date, ordinary wear and tear, acts of God, Casualties, condemnation, any alterations or improvements made to, or installed in, the premises by Tenant which Tenant is not required to remove under Article IX, obsolescence, and repairs that are specifically made the responsibility of Landlord excepted, consistent with the operation of a first-class office building; (ii) pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant's business, upon the leasehold estate created by this Lease or upon Tenant's fixtures, furnishings or equipment in the Leased Premises; (iii) not use or permit or suffer the use of any portion of the Leased Premises for any unlawful purpose; (iv) not use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any foreign substances therein; (v) not place a load on any floor exceeding the floor load per square foot which such floor was designed to carry in accordance with the plans and specifications of the Building, and not install, operate or maintain in the Leased Premises any heavy item of equipment except in such manner as to achieve a proper distribution of weight; (vi) not strip, overload, damage or deface the Leased Premises, or the hallways, stairways, elevators, parking facilities or other public areas of the Building, or the fixtures therein or used therewith; (vii) not move any furniture or equipment into or out of the Leased Premises except at such reasonable times and in such manner as Landlord may from time to time reasonably designate; (viii) not install or operate in the Leased Premises any electrical heating, air conditioning or refrigeration equipment (except for a reasonable number of refrigerators for the storage of food and beverages for Tenant's employees), or other equipment not shown on approved plans which will increase the amount of electricity required above that generally required for use of the Leased Premises as general office space (other than ordinary office equipment such as personal computers, printers, copiers and the like) without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld; (ix) not install any other equipment of any kind or nature which will or may necessitate any changes, replacements or additions to, or in the use of, the water, heating, plumbing, air conditioning or electrical systems of the Leased Premises or the Building, without first obtaining the written consent of Landlord.

C. In addition to and not in limitation of the other restrictions on use of the Leased Premises set forth in this Section 4.02, Tenant hereby agrees that the following uses of the Leased Premises shall not be considered to be "office use" and shall not be permitted: (1) any use of the Leased Premises by an organization or person enjoying sovereign or diplomatic immunity; (2) any use of the Leased Premises by or for any medical, mental health or dental practice; (3) any use of the Leased Premises by or for an employment agency or bureau; (4) any use of the Leased Premises for classroom purposes (other than internal training purposes); (5) any use of the Leased Premises by or for any user which distributes governmental or other payments, benefits or information to persons that personally appear at the Leased Premises; (6)

any other use of the Leased Premises or any portion of the Building by any user that will attract a volume, frequency or type of visitor or employee to the Leased Premises or any portion of the Building which is not consistent with the standards of a high quality, first-class office building in the general area of the Building or that will in any way impose an excessive demand or use on the facilities or services of the Leased Premises or the Building.

Section 4.03. Signs and Advertising.

A. Tenant shall not inscribe, paint, affix, or otherwise display any sign, advertisement or notice on any part of the outside or Common Areas of the Building. Landlord shall provide, at Landlord's sole cost, standard suite entry signage to be affixed at the entrance to the Leased Premises. Landlord shall also prepare and install at Landlord's sole cost a name plate designating Tenant on the directory for the Building. If any other signs, advertisements or notices are painted, affixed, or otherwise displayed without the prior approval of Landlord, Landlord shall have the right to remove the same, and Tenant shall be liable for any and all costs and expenses incurred by Landlord in such removal.

B. Subject to Tenant obtaining all governmental approvals and complying with all applicable legal requirements, and provided that Tenant is not in Default under this Lease, Landlord agrees that Tenant shall have the right during the Term to display an exterior sign at the entrance of the office portion of the Building facing Arizona Avenue (the "Entry Sign"). Tenant shall submit final signage plans to Landlord prior to installing its Entry Sign. Tenant agrees: (i) that its Entry Sign shall comply with all applicable legal tequirements and Landlord's reasonable signage criteria applicable to the Buiding; (ii) that the design of its Entry Sign shall be subject to the prior written approval of Landlord, such approval not to be unreasonably withheld, delayed or conditioned (it being agreed that it shall be deemed reasonable for Landlord to withhold its approval if the proposed signage does not comply with the signage criteria applicable to the Building); (iii) to maintain the Entry Sign in good order and condition throughout the Term; and (iv) to pay for all costs of designing and installing the Entry Sign. Tenant shall not have the right to display the Entry Sign (a) if Tenant is not open and operating in the Leased Premises; or (b) if Tenant is in Default under this Lease. Tenant's right to display the Entry Sign is personal to Tenant. Upon the expiration or ealier termination of the Term, Tenant shall cause the removal of the Entry Sign and shall repair any damage to the building caused by same (including the restoration of any discoloration in the area where the Entry Sign was located and the balance of the exterior of the Building).

ARTICLE V

RENT

Section 5.01. Rent Payable.

A. Commencing on the Rent Commencement Date, Tenant shall pay all Rent to Landlord, without prior notice or demand and without offset, deduction or counterclaim whatsoever, in the amounts, at the rates and times set forth herein, in the manner set forth in this Section 5.01.A. Tenant shall (i) promptly execute any and all agreements and authorizations, and supply any and all information necessary, to authorize Landlord to initiate debit entries ("Auto-Debit Transfers") from Tenant's account to Landlord for such portions of Minimum Rent

due under this Lease as Landlord may elect to be paid by Auto-Debit Transfer; and (ii) take all actions necessary on Tenant's part to insure that any and all such payments will be received by the Landlord by the dates due as specified in this Lease. Except for the first month's Minimum Rent and Security Deposit, Landlord initially elects that Minimum Rent and Tenant's Share of estimated Operating Costs and Taxes (as hereafter defined) set forth on the Operating Costs Statements shall be paid by Auto-Debit Transfer. All payments of Rent not made by Auto-Debit Transfer shall be made at the place set forth in Section 1.01 or as Landlord may otherwise designate by Notice to Tenant.

B. If Tenant fails to make any payment of Rent by the date such Rent is due, Tenant shall pay Landlord a late payment charge equal to the greater of (i) five percent (5%) of such payment of Rent, or (ii) Twenty Dollars ($20.00) per day from the due date until the date of receipt by Landlord; provided that Landlord shall waive such late payment charge for the first late payment in each Lease Year so long as Tenant pays the past due Rent within five days of Notice from Landlord. Payment of such late charge shall not excuse or waive the late payment of Rent. Tenant acknowledges and agrees that such late charge is a reasonable estimate of the damages as a result of Tenant's violations of this Section 5.01.B and that it would be impracticable or extremely difficult to determine Landlord's actual damages.

C. If Landlord receives two (2) or more checks from Tenant that are dishonored by Tenant's bank, all checks for Rent thereafter shall be bank certified and Landlord shall not be required to accept checks except in such form. Tenant shall pay Landlord any bank service charges resulting from dishonored checks, plus Two Hundred Fifty Dollars ($250.00) for each dishonored check as compensation to Landlord for the additional cost of processing such check.

D. Any payment by Tenant of less than the total Rent due shall be treated as a payment on account. Acceptance of any check bearing an endorsement, or accompanied by a letter stating, that such amount constitutes "payment in full" (or terms of similar import) shall not be an accord and satisfaction or a novation, and such statement shall be given no effect. Landlord may accept any check without prejudice to any rights or remedies which Landlord may have against Tenant.

E. For any portion of a calendar month at the beginning or end of the Term, Tenant shall pay in advance the pro-rated amount of the Rent for each day included in such portion of the month.

Section 5.02. Payment of Minimum Rent.

Tenant shall pay Landlord the Minimum Rent set forth in Section 1.01.F, above, in equal monthly installments, in advance, commencing on the Rent Commencement Date, and on the first day of each calendar month thereafter throughout the Term. An amount equal to the first month's Minimum Rent shall be paid in advance upon Tenant's execution of this Lease and credited toward the first payment of Minimum Rent due with any excess credited to the second payment of Minimum Rent.

ARTICLE VI

COMMON AREAS

Section 6.01. Use of Common Areas.

Tenant shall have a non-exclusive license to use the Common Areas, subject to the exclusive control and management of Landlord and the rights of Landlord and of other tenants. Tenant shall comply with such rules and regulations as Landlord prescribes regarding use of the Common Areas, provided that (1) Tenant has received Notice of same, (2) the rules and regulations do not take precedence over the specific terms and conditions of this Lease and (3) no modifications to the rules and regulations shall unreasonably interfere with Tenant's use or occupancy of the Premises. Tenant shall not use the Common Areas for any sales or display purposes, or for any purpose which would impede or create hazardous conditions for the flow of pedestrian or other traffic. The Common Areas shall at all times be subject to the exclusive control and management of Landlord.

Section 6.02. Management and Operation of Common Areas.

Landlord shall operate, repair, equip and maintain the Common Areas and shall have the exclusive right and authority to employ and discharge personnel with respect thereto. Without limiting the foregoing, Landlord may (i) use the Common Areas for promotions, exhibits, displays, outdoor seating, food facilities and any other use which tends to benefit the Building; (ii) grant the right to conduct sales in the Common Areas; (iii) erect, remove and lease kiosks, planters, pools, sculptures and other improvements within the Common Areas; (iv) enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the Building; (v) construct, maintain, operate, replace and remove lighting, equipment, and signs on all or any part of the Common Areas; (vi) provide security personnel for the Building; and (vii) restrict parking in the Building. Landlord reserves the right at any time and from time to time to change or alter the location, layout, nature or arrangement of the Common Areas or any portion thereof, including but not limited to the arrangement and/or location of entrances, passageways, doors, corridors, stairs, lavatories, elevators, parking areas, and other public areas of the Building; provided, however, that in the exercise of its rights set forth in this Section 6.02 Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant's business operations. Landlord shall have the right to close temporarily all or any portion of the Common Areas to such extent as may, in the reasonable opinion of Landlord, be necessary for repairs, replacements or maintenance to the Common Areas, provided such repairs, replacements or maintenance are performed expeditiously and in such a manner so as not to deprive Tenant of access to the Leased Premises.

Section 6.03. Tenant's Share of Operating Costs and Taxes.

A. For each Operating Year, Tenant shall pay to Landlord, in the manner provided herein, Tenant's share of Operating Costs and Taxes ("Tenant's Share of Operating Costs and Taxes"), which shall be equal to the sum of (i) the product obtained by multiplying Tenant's Operating Costs Share times the amount, if any, by which Operating Costs for such Operating Year exceed the Base Operating Costs (the "Operating Cost Increase"), and (ii) the product obtained by multiplying Tenant's Tax Share times the amount, if any, by which Taxes for such Operating Year exceed the Base Taxes; provided, however, that for the Operating Years during

which the Term begins and ends, Tenant's Share of Operating Costs and Taxes shall be prorated based upon the actual number of days Tenant occupied, or could have occupied, the Leased Premises during each such Operating Year. Notwithstanding anything herein to the contrary, Tenant's obligation to pay Tenant's Share of Operating Costs and Taxes shall not commence until the first anniversary of the Term Commencement Date (i.e., Tenant shall have no obligation to pay Tenant's Share of Operating Costs and Taxes for the initial twelve (12) full calendar months of the Term).

Notwithstanding the foregoing, for purposes of determining the Operating Cost Increase, "controllable" (i.e., all Operating Costs except insurance, security, capital expenditures and utility costs) Operating Costs shall not increase by more than four percent (4%) from year to year. The aforesaid excluded items shall be deducted from the Operating Costs before the limitation is applied and, after the limitation on "controllable" Operating Costs is determined, added to the limited "controllable" Operating Costs to determine the Operating Cost Increase in any Operating Costs Year.

B. Tenant's Share of Operating Costs and Taxes shall be paid, in advance, without notice, demand, abatement (except as otherwise specifically provided in this Lease), deduction or set-off, on the first day of each calendar month during the Term, said monthly amounts to be determined on the basis of estimates prepared by Landlord on an annual basis (each an "Operating Costs Statement") and delivered to Tenant prior to the commencement of each Operating Year. If, however, Landlord fails to furnish any such estimate prior to the commencement of an Operating Year, then (a) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 6.03 in respect of the last month of the preceding Operating Year; (b) promptly after such estimate is furnished to Tenant, Landlord shall give Notice to Tenant whether the installments of Tenant's Share of Operating Costs and Taxes paid by Tenant for the current Operating Year have resulted in a deficiency or overpayment compared to payments which would have been paid under such estimate, and Tenant, within thirty (30) days after receipt of such estimate, shall pay any deficiency to Landlord and any overpayment shall be credited against future Rent payments; and (c) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout the remainder of the Operating Year, Tenant shall pay to Landlord the monthly payment shown on such estimate. Landlord may at any time or from time to time furnish to Tenant a revised estimate of Tenant's Share of Operating Costs and Taxes for such Operating Year, and in such case, Tenant's monthly payments shall be adjusted and paid or credited, as the case may be, substantially in the same manner as provided in the preceding sentence. Each Operating Costs Statement provided by Landlord shall be conclusive and binding upon Tenant unless within thirty (30) days after receipt thereof, Tenant notifies Landlord that it disputes the correctness thereof, specifying those respects in which it claims the Operating Costs Statement to be incorrect. After the expiration of each Operating Year, Landlord shall submit to Tenant a statement showing the determination of Tenant's Share of Operating Costs and Taxes (the "Reconciliation Statement"). If such statement shows that the total of Tenant's monthly payments pursuant to this Section 6.03 exceed Tenant's Share of Operating Costs and Taxes, then Landlord will credit such refund to the next payment(s) of Rent coming due or, if the same shall be at the end of the Term, refund such monies to Tenant; provided, however, that no such refund shall be made while Tenant is in

Default of any provision of this Lease. If such Reconciliation Statement shows that Tenant's Share of Operating Costs and Taxes exceeded the aggregate of Tenant's monthly payments pursuant to this Section 6.03 for the applicable Operating Year, then Tenant shall, within thirty (30) days after receiving the statement, pay such deficiency to Landlord. Each Reconciliation Statement provided by Landlord shall be conclusive and binding upon Tenant unless within thirty (30) days after receipt thereof, Tenant notifies Landlord that it disputes the correctness thereof.

Provided Tenant is not in Default at the time its exercises its right to audit Landlord's Operating Costs and Taxes, Tenant may audit Landlord's records and books concerning Operating Costs and Taxes subject to the following conditions: (i) Tenant gives Landlord thirty (30) days' prior Notice of its intent to audit; (ii) the audit occurs during Landlord's normal business hours and in Landlord's principal offices or other location that is mutually acceptable to the parties; (iii) Tenant may only audit said records and books once during each Operating Year; (iv) the audit of an Operating Year's books and records must be conducted and completed within ninety (90) days after Landlord's receipt of the Dispute Notice; (v) Tenant gives Landlord a copy of the auditor's report; (vi) Tenant keeps the results of such audit of Landlord's books and records strictly confidential, except as otherwise required by law, rule or regulation or any court proceeding or any other similar governmental or arbitral proceeding; and provided, however, Tenant may disclose any such information to its agents, employees, accountants, attorneys and other similar professional consultants of Tenant's; (vii) the audit must be conducted by an accountant experienced in conducting such audits; (viii) the auditor shall not be retained on a contingency basis (i.e., the auditor's fee shall not be based upon the results of the audit); (ix) Tenant shall pay for the cost and expense of the auditor unless such audit shows that the total of Tenant's monthly payments pursuant to this Section 6.03 exceed Tenant's Share of Operating Costs and Taxes by five percent (5%) or more, then Landlord shall pay the reasonable costs and expenses of the auditor (which in no event will exceed $2,500); and (x) If Landlord and Tenant are unable to reach a mutual agreement regarding the results of Tenant's review, then Landlord and Tenant shall mutually select an independent certified public accounting firm of recognized local standing (the "Neutral Auditor") to audit Landlord's books and records with regard to the dispute. The decision of the Neutral Auditor will be binding. The expense of the Neutral Auditor shall initially be paid equally by Landlord and Tenant, but upon the Neutral Auditor's final determination, the non-prevailing party shall reimburse the prevailing party for its share of said Neutral Auditor's fees.

C. "Operating Costs" means all expenses and costs (but not specific costs which are allocated or separately billed to and paid by specific tenants) of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with owning, operating, managing, painting, repairing, insuring and cleaning the Building, including, but not limited to, the following:

(i) cost of all supplies and materials used, and labor charges incurred, in the operation, maintenance, decoration, repairing and cleaning of the Building, including janitorial service for all Floor Area leased to tenants;

(ii) cost of all equipment purchased or rented which is utilized in the performance of Landlord's obligations hereunder, and the cost of maintenance and operation of any such equipment;

(iii) cost of all maintenance and service agreements for the Building and the equipment therein, including, without limitation, alarm service, security service, window cleaning, and elevator maintenance;

(iv) costs of roof and exterior maintenance (including repainting), repair or replacement;

(v) wages, salaries and related expenses of all agents or employees engaged in the operation, maintenance, security and management of the Building; provided, however, the wages, salaries and related expenses of any agents or employees not exclusively engaged in the operation, maintenance, security and management of the Building shall be reasonably apportioned;

(vi) cost of all insurance coverage, including commercially reasonable self-insurance retentions, for the Building from time to time maintained by Landlord, including but not limited to the costs of premiums for insurance with respect to personal injury, bodily injury, including death, property damage, business interruption, workmen's compensation insurance covering personnel and such other insurance as Landlord shall deem reasonably necessary, which insurance Landlord may maintain under policies covering other properties owned by Landlord in which event the premium shall be reasonably allocable;

(vii) cost of repairs, replacements and general maintenance to the Building, including without limitation the mechanical, plumbing, fire and life/safety, electrical and heating, ventilating and air-conditioning equipment and/or systems;

(viii) any and all Common Area maintenance, repair or redecoration (including repainting) and exterior and interior landscaping;

(ix) cost of removal of trash, rubbish, garbage and other refuse from the Building as well as removal of ice and snow from the sidewalks on or adjacent to the Building;

(x) all charges for electricity, gas, water, sewerage service, heating, ventilation and air-conditioning and other utilities furnished to the Building;

(xi) management fees; and

(xii) any other costs incurred by Landlord in connection with the ownership, management, maintenance, repair and operation of the Leased Premises, the Common Areas (including parking garage) and the Building except as otherwise expressly provided in this Lease and in any event in accordance with generally accepted accounting and management practices (as applied to the real estate industry.

Notwithstanding the foregoing, Operating Costs will in no event include the following: (1) costs paid directly by Tenant; (2) depreciation; (3) debt service; (4) rental under any ground

or underlying lease; (5) attorneys' fees and expenses or other costs, including brokers' commissions incurred in connection with lease negotiations or lease disputes with prospective, current or past tenants of the Commercial Portion; (6) the cost of any replacements, improvements, equipment or tools that would be properly classified as capital expenditures under generally accepted accounting principles, except that the following capital costs may be included in Operating Costs: (i) the cost of any capital improvements made by Landlord or capital assets acquired by Landlord during the term of this Lease for the Building if such capital improvements or capital assets are required under any governmental law, regulation or insurance requirement, that shall come into effect after the Term Commencement Date, such cost or allocable portion to be amortized and included in Operating Costs over the useful life thereof, together with interest on the unamortized balance at a rate per annum equal to the actual rate of interest paid by Landlord on funds borrowed for the purpose of constructing or acquiring such capital improvements or capital assets as reasonably documented by Landlord; provided, however, that if Landlord does not borrow funds for such construction or acquisition, then interest at the rate of one percent (1%) above the prime rate of Wells Fargo Bank, N.A. or such successor national bank selected by Landlord then in force (the "Imputed Interest Rate"); and (ii) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord after the date hereof that are reasonably determined by Landlord to reduce other Operating Costs, such cost or allocable portion thereof to be amortized and included in Operating Costs over the useful life thereof, together with interest on the unamortized balance at a rate per annum equal to the actual interest rate paid by Landlord on funds borrowed for the purpose of constructing or acquiring such capital improvements or capital assets to reduce Operating Costs; provided, however, that if Landlord does not borrow funds for the foregoing, then interest at the Imputed Interest Rate will be applied to any outstanding unamortized balance; (7) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants, advertising expenses relating to vacant space or real estate brokers' or other leasing commissions or other such expenses incurred in leasing or marketing space within the Building; (8) costs of utilities for any tenant's premises if separately metered and paid directly by such tenant; (9) costs for which Landlord is paid or reimbursed by any tenant or occupant of the Building or by insurance by its insurance carrier or any tenant's insurance carrier or by anyone else; (10) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (11) costs associated with the operation of the business of the partnership or limited liability company or other entity that may from time to time constitute Landlord, as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be the issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building (including, without limitation, attorneys' fees and costs); (12) the wages and benefits of any employee who does not devote substantially all of his or her time to the Building, unless such wages and benefits are prorated to reflect time spent by any such employee on maintaining, securing, repairing, operating or managing the Building vis-a-vis the total time spent by any such employee on matters unrelated to such activities, and in any case no wages or benefits of any employee of Landlord above general manager will be included in Operating Costs; (13) costs paid to Landlord or to affiliates of Landlord for services in the Building to the extent the same materially exceed or would materially exceed the costs for such services if rendered by first class unaffiliated third parties on a competitive basis; (14) costs arising from Landlord's political or charitable contributions; (15) the cost of rental for items (except when

needed in connection with normal repairs and maintenance or keeping permanent systems in operation while repairs are being made) which if purchased, rather than rented, would constitute a capital improvement or expense except to the extent permitted above; (16) expenses directly resulting from defaults by or the negligence or willful misconduct of Landlord, its agents, or employees; (17) penalties, fines and late charges resulting from Landlord's failure to make payments when required under applicable law, unless resulting from the failure of Tenant to pay Rent as and when required herein; (18) Taxes; (19) costs of correcting defects in, or inadequacy of, the design or construction of the Building or the materials used in the construction of the Building or the equipment or appurtenances thereto to the extent covered by warranties and recovered by Landlord; (20) Management fees in excess of three percent (3%) of the Gross Receipts from the Building; (21) any additional annual premium resulting from any new forms of insurance, unless the initial cost of such new form of insurance is also included in the Base Year or (22) insurance deductibles in excess of commercially reasonable levels for prudently managed comparable buildings in the area. "Gross Receipts" means the gross amount of payments to Landlord made as rent, fees, charges, or otherwise for the use or occupancy of the Building; for any services, equipment, or furnishings provided in connection with that use or occupancy (including Minimum Rent, Additional Rent, and income from the parking garage); or for any cost of tenant improvements or utility charges incorporated into any lease payments by tenants. Gross Receipts shall not include unapplied security deposits and unearned prepaid rent (if collected more than one (1) month in advance).

Landlord shall equitably allocate any Operating Costs applicable to the Building among different portions or occupants of the Building (the "Cost Pools"); provided, however, in no event shall the use of such Cost Pools result in a duplication of Operating Costs and all such allocations will be made in accordance with sound property management practices and generally in accordance with the practices of similar landlords of mixed-use buildings and generally accepted accounting and management practices (as applied to the real estate industry). There will be separate Cost Pools for the office space tenants of the Building and the retails space tenants of the Building, but all such allocations shall be reasonable such that there is no material cross-subsidy or underpayment of Operating Cost contribution by any user in relation to the services consumed by any such user. The Operating Costs allocated to any such Cost Pool shall be allocated and charged to the tenants and occupants within such Cost Pool in an equitable manner, in Landlord's reasonable discretion.

D. "Taxes" means all governmental or quasi-governmental real estate taxes, fees, charges, impositions and assessments (whether general, special, ordinary, or extraordinary) applicable to the Building (including without limitation any assessments or charges by any business improvement district), together with all reasonable costs and fees (including reasonable appraiser, consultant and attorney's fees) incurred by Landlord in any tax contest, appeal or negotiation. "Taxes" shall also include that portion of any ground rent payments made by Landlord that represent the pass-through of real estate taxes from any ground lessor to Landlord and all rent or services taxes and/or so-called "gross receipts" or "receipts" taxes (including, but not limited to, any business license, sales, use or similar taxes) whether or not enacted in addition to, in lieu of or in substitution for any other tax. "Taxes" shall also include any personal property taxes incurred on Landlord's personal property used in connection with the Building. "Taxes" shall not include personal income taxes, personal property taxes, inheritance taxes, or franchise

taxes levied against the Landlord, and not directly against said property, even though such taxes might become a lien against said property.

E. If for any period during the Term less than ninety-five percent (95%) of the Floor Area of the Building is occupied, then, in calculating Operating Costs for such period, Landlord shall increase those components of Operating Costs that Landlord reasonably believes would have been incurred during such period assuming the Building were ninety-five percent (95%) occupied. In addition, if for any period during the Term any part of the Building is leased to a tenant who, in accordance with the terms of its lease, provides its own cleaning services and/or any other services otherwise included in Operating Costs, then Operating Costs for such period shall be increased by the additional costs for cleaning and/or such other applicable expenses that Landlord reasonably estimates would have been incurred by Landlord if Landlord had furnished and paid for for cleaning and/or such other services for the space occupied by such tenant.

ARTICLE VII

SERVICES AND UTILITIES

Section 7.01. Services Provided by Landlord.

So long as Tenant is not in Default under this Lease, Landlord shall provide the following facilities and services to Tenant as part of Landlord's Operating Costs (except as otherwise provided herein):

A. Access to the Leased Premises twenty-four (24) hours per day, seven (7) days per week, subject to closures for events of force majeure;

B. Electricity for normal lighting purposes and the operation of ordinary office equipment, subject to Section 7.03, below;

C. Normal and usual cleaning and char services after Building Hours each day except on Saturdays, Sundays and legal holidays recognized by the United States Government;

D. Rest room facilities and necessary lavatory supplies, including hot and cold running water at the points of supply, as provided for the general use of all tenants in the Building, and routine maintenance, painting, and electric lighting service for all Common Areas of the Building in such manner as Landlord deems reasonable;

E. During Building Hours, central heating and air conditioning during the seasons of the year when these services are normally and usually furnished based upon standard electrical energy requirements of not more than an average of five (5) watts per square foot of the Leased Premises and a human occupancy of not more than one person for each 150 square feet of rentable area of the Leased Premises. Landlord shall provide the aforesaid services at other times, at Tenant's expense, provided Tenant gives Landlord Notice by 1:00 p.m. on weekdays for after-hour service on the next weekday, by 1:00 p.m. the day before a holiday for service on a holiday, and by 1:00 p.m. on Friday for after-hour service on Saturday or service on Sunday. Such after-hour, holiday or special weekend service shall be charged to Tenant at rates to be

calculated by Landlord based on Landlord's costs, which rates shall be given to Tenant on request. Landlord reserves the right to adjust, from time to time, the rate at which such services shall be provided corresponding to adjustments in Landlord's costs. Tenant shall pay for such service, as Additional Rent, promptly upon receipt of an invoice with respect thereto;

F. Automatically operated elevator service, if applicable;

G. All electric bulbs and fluorescent tubes for building standard light fixtures in the Leased Premises and Common Areas; and

H. Thirty (30) access cards to the elevator lock-off security system upon the Term Commencement Date, and thereafter such additional cards as Tenant reasonably requests, such additional cards to be at Landlord's actual cost therefor.

Section 7.02. Landlord's Access to Leased Premises.

Landlord shall have access to and reserves the right to inspect, erect, use, connect to, maintain and repair pipes, ducts, conduits, cables, plumbing, vents and wires, and other facilities in, to and through the Leased Premises as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Building (including the servicing of other tenants in the Building) and the right at all times to transmit water, heat, air conditioning and electric current through such pipes, conduits, cables, plumbing, vents and wires and the right to interrupt the same in emergencies without eviction of Tenant or abatement of Rent. Any failure by Landlord to furnish the foregoing services, resulting from circumstances beyond Landlord's reasonable control or from interruption of such services due to repairs or maintenance, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of Rent hereunder, nor relieve Tenant from any of its obligations hereunder. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service for the Leased Premises or the Building, Landlord and Tenant shall comply with such requirements, whether or not the utilities and services referred to in this Article VII are thereby reduced or otherwise affected, without any liability on the part of Landlord to Tenant or any other person or any reduction or adjustment in Rent payable hereunder. Landlord and its agents shall be permitted reasonable access to the Leased Premises for the purpose of installing and servicing systems within the Leased Premises deemed reasonably necessary by Landlord to provide the services and utilities referred to in this Article VII to Tenant and other tenants in the Building. In the exercise of its rights set forth in this Section 7.02 Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant's business operations.

Notwithstanding anything to the contrary, in the event of any (i) interruption or failure in the supply of any utility to the Leased Premises is caused by the sole negligent or more culpable acts of Landlord, its employees, agents or contractors; or (ii) default in Landlord's obligations under this Lease, in either case which prevents the usage of the Leased Premises by Tenant for a period in excess of five (5) business days, then, provided that Tenant shall have provided Landlord with Notice of the existence of the interruption/failure or default, Tenant shall have the right to an abatement of Minimum Rent and Additional Rent commencing upon the expiration of such five (5) business day period until the supply of the utility is restored, the default is cured or Tenant recommences use of the Leased Premises. If such abatement continues for more than one

hundred fifty (150) days, Tenant may terminate this Lease, by giving written notice to Landlord of its intent to vacate the Leased Premises within thirty (30) days, which termination shall be effective on the date on which Tenant vacates the Leased Premises. This Section shall control over any contrary provision of this Lease. Landlord shall not be liable for consequential damages resulting from any disruption of utilities or default in Landlord's obligations under this Lease.

Section 7.03. Electrical Energy.

Landlord shall be under no obligation to furnish electrical energy to Tenant in amounts greater than needed for lighting and normal and customary items of equipment for general office purposes (i.e., not more than an average of five (5) watts per square foot of the Leased Premises), and Tenant shall not install or use within the Leased Premises any electrical equipment, appliance or machine which shall require amounts of electrical energy exceeding such standard wattage provided for the Building, unless the installation and use of such additional electrical equipment, appliance, or machine has been approved by Landlord, which approval may be conditioned upon the payment by Tenant, as Additional Rent, of the cost of the additional electrical energy and modifications to the Building's electrical system required for the operation of such electrical equipment, appliance or machine. Landlord shall have the right to charge Tenant for the cost of its electricity consumption beyond Building Hours or in excess of five (5) watts per square foot of rentable area of the Leased Premises and for the cost of any additional wiring or other improvements to the Building as may be occasioned by or required as a result of any such excess use. In the event of any excessive consumption of any utilities (including without limitation any unreasonable consumption beyond Building Hours), Landlord shall be entitled to require that Tenant install in the Leased Premises (at Tenant's cost and in a location approved by Landlord) meters or submeters to measure Tenant's utility consumption for the Leased Premises or for any specific equipment causing excess consumption, as Landlord shall require; in which case, Tenant shall maintain in good order and repair (and replace, if necessary) such meters or submeters. If separate meters are installed for measuring Tenant's use of any utilities, then charges for such utilities shall be paid directly by Tenant to the appropriate utility company. If submeters are installed for measuring Tenant's consumption of any utilities, Tenant shall pay the costs of the same to Landlord as Additional Rent, within thirty (30) days of its receipt of a bill therefor based on such submeter readings. Tenant agrees to cooperate with Landlord with respect to any disclosures necessary to comply with California Assembly Bills 1103 and 531 (or any similar legal requirements).

ARTICLE VIII

INDEMNITY AND INSURANCE

Section 8.01. Indemnity.

A. Tenant shall indemnify, defend and hold Landlord, its lessors, partners and members, and their respective shareholders, partners, members, trustees, agents, representatives, directors, officers, employees and Mortgagee(s) (collectively, "Landlord's Indemnitees") harmless from and against all liabilities, obligations, damages, judgments, penalties, claims, costs, charges and expenses, including reasonable architects' and attorneys' fees, which may be imposed upon, incurred by, or asserted against any of Landlord's Indemnitees by a third party

and arising, directly or indirectly, out of or in connection with (i) Tenant's breach of its obligations under this Lease, (ii) the acts or negligence of Tenant or any Person claiming by, through or under Tenant, or the agents, contractors, employees, servants or licensees of any such Person, in, on or about the Leased Premises or the Building, or (iii) the use or occupancy of the Leased Premises or the Building. Tenant shall not be obligated to indemnify Landlord's Indemnitees against loss, liability, damage, cost or expense arising out of a claim for which Tenant is released from liability pursuant to Section 8.07 below, or a claim arising out of the willful misconduct or sole negligent acts or omissions of Landlord or its agents, employees or contractors.

B. Landlord shall indemnify, defend and hold Tenant, its partners, officers, shareholders, members, trustees, principals, agents, directors and employees (collectively "Tenant's Indemnitees") harmless from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable architects' and attorneys' fees, which may be imposed upon, incurred by, or asserted against any of the Tenant's Indemnitees by a third party and arising, directly or indirectly, out of or in connection with (i) Landlord's breach of its obligations under the Lease, (ii) the acts or negligence of Landlord or any person claiming by, through or under Landlord, or the agents, contractors, servants, employees, servants or licensees of any such Person in, on or about the Leased Premises or the Building, and (iii) the use of the Common Areas. Landlord shall not be obligated to indemnify Tenant's Indemnitees against loss, liability, damage, cost or expense arising out of a claim for which Landlord is released from liability pursuant to Section 8.07 below, or a claim arising out of the willful misconduct or sole negligent acts or omissions of Tenant or its agents, employees or contractors.

Section 8.02. Landlord Not Responsible for Acts of Others.

Landlord shall not be liable to Tenant, nor to those claiming through Tenant, for any loss, theft, injury, liability or damage of, for or to Tenant's business and/or property which may result from: (a) any act, omission, fault or negligence of other tenants or licensees, their agents, employees or contractors, or any other persons (including occupants of adjoining or contiguous buildings, owners of adjacent or contiguous property, or the public), (b) the breaking, bursting, backup, stoppage or leaking of electrical or phone/internet cables and wires, or water, gas, sewer, HVAC or steam pipes or ducts serving the Leased Premises and/or the Building, and/or (c) water, snow or ice being upon the Building or coming into the Leased Premises. This exculpation clause shall not apply to claims against Landlord to the extent that loss, theft, injury, liability or damage of, for or to Tenant's business and/or property was proximately caused by Landlord's gross negligence, fraud, willful injury to person or property, or violation of law.

Section 8.03. Tenant's Insurance.

Commencing on the Term Commencement Date and at all times thereafter, Tenant shall carry and maintain:

A. Commercial General Liability Insurance naming Tenant as the named insured and Landlord and (at Landlord's request) Landlord's mortgagee (and managing agent), if any, Landlord's property manager, if any, and Federal Realty Investment Trust ("FRIT"), if FRIT is not the Landlord under this Lease, as additional insureds, providing an Additional Insured

protecting Tenant and the additional insureds against liability for bodily injury, death and property damage with respect to liability arising out of the ownership, use, occupancy or maintenance of the Leased Premises and all areas appurtenant thereto, with limits not less than per occurrence limit of Two Million Dollars ($2,000,000.00) and a general aggregate limit of Four Million Dollars ($4,000,000.00). These policy limits may be obtained through any combination of primary and excess insurance. If Tenant sells, serves or distributes alcoholic beverages in or on the Leased Premises, then such General Liability Insurance shall include Liquor Legal Liability coverage at the same minimum limits of liability as shown above. If Tenant sells, serves or distributes food in or on the Leased Premises, then such General Liability Insurance shall include products liability with a combined single limit of Two Million Dollars ($2,000,000.00) per occurrence and an aggregate limit of Two Million Dollars ($2,000,000.00).

B. "All Risks" or "Special Causes of Loss Form" property insurance, including boiler and machinery, business interruption, loss of income and extra expense and covering all of Tenant's Property and Leasehold Improvements (as both are defined in Section 9.05 below), and coverage for those building components for those portions of the Leased Premises that Tenant is responsible to repair pursuant to Section 10.02 below, and written for at least the full replacement cost with a deductible of not more than Ten Thousand Dollars ($10,000.00).

C. Worker's compensation insurance as required by the jurisdiction in which the Leased Premises is located, and employer's liability insurance with a minimum of Five Hundred Thousand Dollars ($500,000.00). Such policy shall provide a waiver of subrogation in favor of all Landlord and Landlord's managing agent.

Notwithstanding anything set forth above, all dollar limits specified in this Section 8.03 may be increased from time to time, as reasonably necessary upon Notice from Landlord, to effect economically equivalent insurance coverage.

Section 8.04. Tenant's Contractor's Insurance.

Tenant shall cause any contractor performing work on the Leased Premises to obtain, carry and maintain, at no expense to Landlord the following coverages with limits not less than indicated: (i) worker's compensation insurance as required by the jurisdiction in which the Building is located and employer's liability with limits not less than Five Hundred Thousand Dollars ($500,000.00) providing a waiver of subrogation in favor of Landlord, Federal Realty Investment Trust, if FRIT is not the Landlord and Landlord's managing agent (if applicable); (ii) builder's risk insurance with a deductible no greater than Ten Thousand Dollars ($10,000.00), in the amount of the full replacement cost of Tenant's Property and Leasehold Improvements; (iii) Commercial General Liability Insurance, including completed operations and contractual liability coverage, providing on an occurrence basis limits not less than Two Million Dollars ($2,000,000.00) per occurrence (and Five Million Dollars ($5,000,000.00) general aggregate, if applicable), naming Landlord, Federal Realty Investment Trust, if FRIT is not the Landlord and Landlord's managing agent (if applicable) as additional insureds for completed operations; and (iv) business automobile liability insurance including the ownership, maintenance and operation of the automotive equipment, owned, hired, and non-owned coverage with a combined single limit of not less than One Million Dollars ($1,000,000.00) for bodily injury and property damage. If the contractor fails to acquire such insurance, Tenant shall provide such insurance

(except worker's compensation insurance and employer's liability). These policy limits may be obtained through any combination of primary and excess insurance.

Section 8.05. Policy Requirements.

Any company writing any insurance which Tenant is required to maintain or cause to be maintained under Sections 8.03 and 8.04 as well as any other insurance pertaining to the Leased Premises or the operation of Tenant's business therein (all such insurance being referred to as "Tenant's Insurance") shall at all times be authorized to do business in the jurisdiction in which the Leased Premises are located and shall have received an A-VII or better rating by the latest edition of A.M. Best's Insurance Rating Service. Tenant's and Tenant's contractors Commercial General Liability policies shall name Landlord and/or its designees as additional insureds, and Tenant's property insurance policies shall name Landlord and/or its designees as loss payee for Leasehold Improvements and betterments. To the extent Tenant receives written notice from its insurer of any cancellation of, nonrenewal of, reduction of coverage or material change in coverage on said policies, then Tenant shall promptly provide such notice to Landlord Tenant shall be solely responsible for payment of premiums for all of Tenant's Insurance. Tenant shall be solely responsible for payment of premiums for all of Tenant's Insurance. Tenant shall deliver to Landlord at least fifteen (15) days prior to the time Tenant's Insurance is first required to be carried by Tenant, and upon renewals within one (1) business day following the expiration of the term of any such insurance policy, a certificate of insurance of all policies of Tenant's Insurance required hereunder. The limits of Tenant's Insurance shall not limit Tenant's liability under the Lease, at law, or in equity. All policies of Tenant's Insurance shall be primary and non-contributory with respect to Landlord's liability arising out of the act or omission of Tenant, its officers, agents, contractors, employees, or, while upon the Leased Premises, invitees. If Tenant fails to deposit a certificate of insurance with Landlord (which shows compliance with the provisions of this Article VIII) within ten (10) days after Notice from Landlord, Landlord may acquire such insurance, and Tenant shall pay Landlord the amount of the premium applicable thereto within five (5) days following Notice from Landlord.

On insurance policies where the Landlord is named as an additional insured, the Landlord shall be an additional insured to the full limits of liability purchased by the Tenant even if those limits of liability are in excess of those required in this Lease.

Neither the insurance requirements set forth in the Lease nor the Landlord's review and approval of any insurer or insurance policy shall be deemed to limit the Tenant's obligations under this Lease or the Tenant's underlying liability in any manner. The insurance requirements herein merely prescribe the minimum amounts and forms of insurance coverage that the Tenant and their contractors are required to carry. Any failure by the Landlord to enforce in a timely manner any of the provisions of the Lease shall not act as a waiver to enforcement of any of such provisions at a later date.

Section 8.06. Increase in Insurance Premiums.

Tenant shall not keep or do anything in the Leased Premises that will: (i) cause an increase in the rate of any insurance on the Building; (ii) violate the terms of any insurance coverage on the Building carried by Landlord or any other tenant; (iii) prevent Landlord from obtaining such policies of insurance acceptable to Landlord or any Mortgagee of the Building; or

(iv) violate the rules, regulations or recommendations of Landlord's insurers, loss prevention consultants, safety engineers, the National Fire Protection Association, or any similar body having jurisdiction over the Leased Premises. If Tenant does so, Tenant shall pay to Landlord upon demand the amount of any increase in any such insurance premium. In determining the cause of any increase in insurance premiums, the schedule or rate of the organization issuing the insurance or rating procedures shall be conclusive evidence of the items and charges which comprise the insurance rates and premiums on such property.

Section 8.07. Waiver of Right of Recovery.

Except for the indemnification for Hazardous Substances as set forth in Section 17.23, neither Landlord nor Tenant shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring such other party for loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker's compensation laws or benefits, even though such loss or damage might have been occasioned by the negligence of Landlord or Tenant, or their respective managing agents or employees; provided, however, the mutual release contained herein shall not apply to damage to property or loss of income caused by the willful misconduct of such other party. This Section 8.07 shall not limit or supersede the indemnification to third parties as provided in Section 8.01. The provisions of this Section 8.07 shall apply to any Transferee pursuant to Article XV of this Lease, and the Transferee shall expressly agree in writing to be bound by the provisions of this Section 8.07 (as if such Transferee were Tenant hereunder) for the benefit of Landlord. In the event this Section 8.07 conflicts with any other provision of this Lease, this Section 8.07 shall govern and control.

Section 8.08. Landlord's Insurance.

Landlord shall maintain (i) "all risk" or "special causes of loss form" property insurance insuring the structural components of the Building, to the extent of eighty percent (80%) of the full replacement value of such Building, and insuring the Common Areas of the Building, and (ii) Commercial General Liability Insurance (ISO form or equivalent) covering the Common Areas of the Building. Provided the insurance coverage carried by Landlord pursuant to (i) above shall not be reduced or otherwise adversely affected, all of Landlord's insurance may be carried under a blanket policy covering the Building and any other property owned, leased or operated by Landlord or its affiliates, provided the insurance requirements in this Lease are fulfilled and the insurance coverage is not diminished in any way.

ARTICLE IX

CONSTRUCTION AND ALTERATIONS

Section 9.01. Condition of Leased Premises Upon Delivery.

Tenant acknowledges: (i) it has inspected the Leased Premises; (ii) it accepts the Leased Premises, and all improvements, betterments and equipment "as-is," with no representation or warranty, express or implied, by Landlord as to the condition or suitability of the Leased Premises or of the Building for Tenant's purpose, except as expressly set forth in this Lease; and (iii) Landlord has no obligation to improve or repair the Leased Premises or the Building.

Landlord represents and warrants that as of the Term Commencement Date (i) the Leased Premises comply with all Legal Requirements, (ii) the Leased Premises are in good order and repair and (iii) its execution, delivery, and performance of its obligations under this Lease does not and will not violate any judgment, order, decree, or applicable Law, nor does it or will it violate any agreement to which it is a party. Except to the extent the responsibility of Tenant pursuant to the express provisions of this Lease, Landlord agrees to cause the Building and Leased Premises to comply with applicable Legal Requirements.

Section 9.02. Tenant Improvements.

Tenant, at its sole cost and expense, agrees to provide all improvements to the Leased Premises in accordance with its obligations set forth in Exhibit B.

Section 9.03. Alterations.

Tenant shall not make or cause or permit to be made any alterations, additions, renovations, improvements or installations (independently or collectively, "Alterations") in or to the Leased Premises without Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion; except that, Landlord's consent shall not be unreasonably withheld, delayed, or conditioned for Alterations that are interior, non-structural, non-mechanical, which do not affect any systems in the Leased Premises or the Building (including without limitation, electrical, plumbing and life safety) and which cannot be seen from outside the Leased Premises (such Alterations for which Landlord's consent shall not be unreasonably withheld are herein sometimes called "Minor Alterations", and shall be included in any reference herein to Alterations). Minor Alterations that cost in the aggregate less than Twenty-Five Thousand Dollars ($25,000.00) for the entire work of improvement shall not require Landlord consent. Tenant shall provide Landlord field-marked "as built" drawings after Tenant has completed any Alterations in or to the Leased Premises which require a permit (whether consent is required or not), as well as all permits, approvals and other documents issued by any governmental agency in connection with such work.

Section 9.04. Work Requirements.

All work performed by Tenant in the Leased Premises shall be performed (i) promptly and in a workmanlike manner with first-class materials; (ii) by duly qualified or licensed persons; (iii) without interference with, or disruption to, the operations of Landlord or other tenants or occupants of the Building; and (iv) in accordance with (a) plans and specifications approved in writing in advance by Landlord (as to both design and materials) which such approval may be granted or withheld in Landlord's sole and absolute discretion, except as otherwise provided in Section 9.03, above, and (b) all applicable governmental permits, rules and regulations.

Section 9.05. Ownership of Improvements.

All present and future alterations, additions, renovations, improvements and installations made to the Leased Premises, including without limitation the Tenant Work ("Leasehold Improvements"), shall be deemed to be the property of Landlord when made and, upon Tenant's vacation or abandonment of the Leased Premises, unless Landlord directs otherwise, shall remain

upon and be surrendered with the Leased Premises. All furniture, equipment, and trade fixtures = that are not permanently affixed to the Leased Premises, and were existing within the Leased Premises at the time of Landlord's delivery of the Leased Premises to Tenant are the property of Landlord ("Landlord's Property"), but all movable goods, inventory and other movable personal property belonging to Tenant and office furniture, equipment and trade fixtures installed or purchased by Tenant and belonging to Tenant ("Tenant's Property") shall remain Tenant's property and shall be removable by Tenant at any time, provided that Tenant repairs any damage to the Leased Premises or the Building caused by the removal of any of Tenant's Property.

Section 9.06. Removal of Tenant's Property.

Tenant shall remove all of Tenant's Property (and any Leasehold Improvements as Landlord may direct, the "Required Removables") prior to the Termination Date or the termination of Tenant's right to possession, but Tenant shall leave Landlord's Property in the Leased Premises, unless otherwise directed by Landlord. Tenant shall repair any damage to the remaining Leasehold Improvements, the Leased Premises or any other portion of the Building caused by such removal. If Tenant fails to timely remove said items after seven days' written Notice, they shall be considered as abandoned and shall become the property of Landlord, or Landlord may remove and dispose of them. Notwithstanding the foregoing, Tenant may request at the time it submits its plans and specifications for any Leasehold Improvements that Landlord advise Tenant whether Landlord will designate any portion of the Leasehold Improvements as Required Removables at the expiration of the Term. Such request by Tenant shall prominently set forth in bold type the following: "**UNLESS LANDLORD NOTIFIES TENANT, TOGETHER WITH ITS APPROVAL OF THE ENCLOSED PLANS AND SPECIFICATIONS WHICH OF THE ITEMS REFLECTED IN THE PLANS ENCLOSED WITH THIS REQUEST MUST BE REMOVED BY TENANT PRIOR TO THE EXPIRATION OF THE LEASE TERM, LANDLORD WILL BE DEEMED TO HAVE WAIVED THE RIGHT TO REQUIRE TENANT TO REMOVE THE SAME.**" In the event that Landlord shall fail to designate any portion of such Leasehold Improvements as Required Removables within thirty (30) days of such Notice, Landlord shall be deemed to have waived its right to require Tenant to remove any portion of such Leasehold Improvements. For avoidance of doubt, Tenant may remove any data/server racking systems, whether designated Required Removables, or not.

Section 9.07. Mechanic's Liens.

No mechanic's or other lien shall be allowed against the Building as a result of Tenant's improvements to the Leased Premises. Tenant shall give Landlord written Notice not less than thirty (30) days prior to commencement of any work in, on or about the Leased Premises, and Landlord shall have the right to record and post notices of non-responsibility in or on the Leased Premises. Tenant shall promptly pay all Persons furnishing labor, materials or services with respect to any work performed by Tenant on the Leased Premises. If any mechanic's or other lien shall be filed against the Leased Premises or the Building by reason of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to or for the benefit of Tenant, Tenant shall cause the same to be discharged of record or bonded to the satisfaction of Landlord within ten (10) days subsequent to the filing thereof. If Tenant fails to discharge or bond any such lien, Landlord, in addition to all other rights or remedies provided in this Lease, may bond said lien or claim (or pay off said lien or claim if it cannot with reasonable

effort be bonded) without inquiring into the validity thereof and all expenses incurred by Landlord in so discharging said lien, including reasonable attorney's fees, shall be paid by Tenant to Landlord as Additional Rent on ten (10) days' demand.

Section 9.08. Cabling; Telecommunications Installation.

All voice, data, video, audio and other low voltage control transport system cabling and/or cable bundles ("Tenant Lines") installed in the Building by Tenant or its contractor shall be (A) plenum rated and/or have a composition makeup suited for its environmental use in accordance with NFPA 70/National Electrical Code; (B) labeled every 3 meters with the Tenant's name and origination and destination points; (C) installed in accordance with all EIA/TIA standards and the National Electric Code; (D) installed and routed in accordance with a routing plan showing field-marked "as built" or "as installed" configurations of cable pathways, outlet identification numbers, locations of all wall, ceiling and floor penetrations, riser cable routing and conduit routing (if applicable), and such other information as Landlord may request. The routing plan shall be available to Landlord and its agents at the Building upon request. Landlord shall not have the right to cause Tenant Lines (or such Tenant Lines as Landlord shall request) to be removed at the expiration or earlier termination of this Lease at Tenant's cost. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems ("Telecommunications Services"), for part or all of Tenant's telecommunications within the Building and from the Building to any other location without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. All providers of Telecommunications Services shall be approved by Landlord in advance, which approval shall be in Landlord's reasonable judgment (and which approval, if granted, may be based upon conditions determined by Landlord at such time), and shall be required to comply with the rules and regulations of the Building, applicable laws and Landlord's policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that, except for its or its employees' agents' or contractors' negligence or willful misconduct, Landlord shall have no liability to Tenant in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be responsible for obtaining all Telecommunications Services.

ARTICLE X

REPAIRS, MAINTENANCE, AND LANDLORD'S ACCESS

Section 10.01. Repairs by Landlord.

Landlord covenants to keep, maintain, manage and operate the Common Areas in manner consistent with the operation of office buildings of a similar size, location and age of the Building. Subject to the terms of this Lease, Landlord agrees to maintain the roof, the exterior and structural portions of the Building, and the central or base Building mechanical, electrical

and plumbing systems (specifically excluding any supplemental HVAC system, sprinkler system or any other system exclusively servicing the Leased Premises). Subject to Section 8.7, if any such repairs are necessitated by the willful misconduct of Tenant, Tenant shall reimburse to Landlord the reasonable cost incurred in completing such repairs within thirty (30) days of demand therefor.

Section 10.02. Repairs and Maintenance by Tenant.

Throughout the Term Tenant shall maintain the Leased Premises, including any Leasehold Improvements, alterations or other improvements therein, in the same condition as on the Term Commencement Date, ordinary wear and tear, acts of God, Casualties, condemnation, any alterations or improvements made to, or installed in, the premises by Tenant which Tenant is not required to remove under Article IX, obsolescence, and repairs that are specifically made the responsibility of Landlord excepted. Tenant shall not cause or permit any waste, damage or injury to the Leased Premises or the Building. Tenant's obligations shall include, without limitation, the repair and replacement of appliances and equipment installed specifically for Tenant such as refrigerators, disposals, computer room, air conditioning, sinks and special plumbing fixtures, special fixtures and bulbs for those fixtures, and any non-standard outlets.

Section 10.03. Inspections, Access and Emergency Repairs by Landlord.

Upon reasonable prior Notice and without materially adversely affecting Tenant's business within the Leased Premises, Tenant shall permit Landlord to enter all parts of the Leased Premises to inspect the same. In the event of an emergency, Landlord may enter the Leased Premises at any time and make such inspection and repairs as Landlord deems necessary for the account of Tenant. In the exercise of its rights set forth in this Section 10.03 Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant's business operations. If Landlord makes an emergency entry onto the Leased Premises when no authorized representative of Tenant is present, Landlord shall provide telephone notice to Tenant as soon as reasonably possible after that entry and shall take reasonable steps to secure the Leased Premises until a representative of Tenant arrives at the Leased Premises

Section 10.04. California Certified Access Specialist.

Pursuant to California Civil Code § 1938, Landlord hereby states that the Leased Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises."

ARTICLE XI

CASUALTY

Section 11.01. Fire or Other Casualty.

Tenant shall give prompt Notice to Landlord in case of fire or other casualty ("Casualty") to the Leased Premises or the Building.

Section 11.02. Right to Terminate.

A. If (i) the Building is damaged to the extent of more than fifty percent (50%) of the cost of replacement thereof; (ii) during the last two (2) Lease Years or in any Partial Lease Year at the end of the Term, the Leased Premises are damaged to the extent of more than twenty-five percent (25%) of the cost of replacement thereof; or (iii) the Leased Premises are damaged to the extent of fifty percent (50%) or more of the cost of replacement thereof (i.e., more than fifty percent (50%) of the Floor Area of the Leased Premises immediately before such Casualty is rendered untenantable) and Landlord determines that such damage cannot be repaired within one hundred fifty (150) days from the date of such occurrence; then Landlord shall give Notice to Tenant within thirty (30) days after the date of the Casualty with an estimate of the time required to repair the Leased Premises and whether Landlord elects to terminate this Lease, and the date of termination (such Notice, the "Casualty Notice"). If Landlord so terminates this Lease then the Termination Date shall be the date set forth in the Casualty Notice to Tenant, which date shall not be less than thirty (30) days nor more than sixty(60) days after the giving of said Casualty Notice. The "cost of replacement" shall be determined by the company or companies insuring Landlord against the Casualty, or, if there shall be no such determination, by a qualified Person selected by Landlord to determine such "cost of replacement."

B. If Landlord determines that such damage cannot be repaired within one hundred fifty (150) days from the date of such occurrence, Tenant may terminate this Lease by giving Landlord sixty (60) days' prior Notice given within sixty (60) days after receipt of the Casualty Notice. If the Casualty shall render the Leased Premises untenantable, in whole or in part, all Rent shall abate proportionately during the period of such untenantability, computed on the basis of the ratio which the amount of Floor Area of the Leased Premises rendered untenantable bears to the total Floor Area of the Leased Premises. Such abatement shall terminate on the earlier of (i) thirty (30) days after the date any such repair and restoration work is substantially completed by Landlord, or (ii) the date Tenant reopens for business in the portion of the Leased Premises previously rendered untenantable. Except to the extent specifically set forth in this Section 11.02, neither the Rent nor any other obligations of Tenant under this Lease shall be affected by any Casualty, and Tenant hereby specifically waives all other rights it might otherwise have under law or by statute, including, without limitation, California Civil Code Sections 1932 and 1933.

Section 11.03. Landlord's Duty to Reconstruct.

Subject to Landlord's ability to obtain the necessary permits and the availability of insurance proceeds, Landlord shall repair the Leased Premises (excluding Tenant's Property, which shall

be Tenant's obligation to repair, restore or replace) to a substantially similar condition as existed prior to the Casualty; provided, Landlord shall not be required to expend an amount in excess of the insurance proceeds received by Landlord in performing such repairs or reconstruction.

Section 11.04. Tenant's Duty to Reconstruct

Tenant shall promptly commence and diligently pursue to completion the redecorating and refixturing of the Leased Premises, including repairing, restoring or replacing Tenant's Property, to a substantially similar condition as existed prior to the Casualty.

ARTICLE XII

CONDEMNATION

Section 12.01. Taking of Leased Premises.

A. If more than twenty-five percent (25%) of the Floor Area of the Leased Premises shall be appropriated or taken under the power of eminent domain, or conveyance shall be made in anticipation or in lieu thereof ("Taking"), either party may terminate this Lease as of the effective date of the Taking by giving Notice to the other party of such election within thirty (30) days prior to the date of such Taking.

B. If there is a Taking of a portion of the Leased Premises and this Lease is not terminated pursuant to Section 12.01.A, above, then (i) as of the effective date of the Taking, this Lease shall terminate only with respect to the portion of the Leased Premises taken; (ii) after the effective date of the Taking, the Rent shall be reduced by multiplying the same by a fraction, the numerator of which shall be the Floor Area taken and the denominator of which shall be the Floor Area of the Leased Premises immediately prior to the Taking; and (iii) as soon as reasonably possible after the effective date of the Taking, Landlord shall, to the extent feasible, restore the remaining portion of the Leased Premises to a complete unit of a similar condition as existed prior to any work performed by Tenant, provided, however, Landlord shall not be required to expend more on such alteration or restoration work than the condemnation award received and retained by Landlord for the Leased Premises.

Section 12.02. Taking of Building.

If there is a Taking of any portion of the Building so as to render, in Landlord's judgment, the remainder unsuitable for use as an office Building, Landlord shall have the right to terminate this Lease upon thirty (30) days' Notice to Tenant. Provided Tenant is not then in Default, Tenant shall receive a proportionate refund from Landlord of any Rent Tenant paid in advance.

Section 12.03. Condemnation Award.

All compensation awarded for a Taking of any part of the Leased Premises (including the Leasehold Improvements) or a Taking of any other part of the Building shall belong to Landlord. Tenant hereby assigns to Landlord all of its right, title and interest in any such award. Tenant shall have the right to collect and pursue any separate award as may be available under local

procedure for moving expenses or Tenant's Property, so long as such award does not reduce the award otherwise belonging to Landlord as aforesaid.

The rights contained in this Article XI and Article XII shall be Tenant's sole and exclusive remedy against Landlord for the loss of all or a portion of the Leased Premises as a result of a Casualty or Taking. Tenant waives the provisions of Sections 1265.130 and 1265.150 of the California Code of Civil Procedure and the provisions of any successor or other law of like import.

ARTICLE XIII

PARKING

Section 13.01. Parking Rights.

Provided that Tenant is occupying the Leased Premises and is not in Default under this Lease, Tenant shall have the right to purchase the number of monthly parking space contracts set forth in Section 1.01.K, above, from the Building garage operator, on an unreserved basis and at the prevailing rates, terms and conditions as established by the Building garage operator from time to time.

Section 13.02. Parking Rules and Conditions.

Use of the Building garage by Tenant, its employees, agents and business invitees is subject to the rules and regulations of Landlord and/or the Building garage operator as may be promulgated or amended by Landlord and/or the Building garage operator from time to time, provided that (1) Tenant has received Notice of same, (2) the rules and regulations do not take precedence over the specific terms and conditions of this Lease and (3) no modifications to the rules and regulations shall unreasonably interfere with Tenant's use of the Building garage. All monthly parking space contracts obtained by Tenant are non-transferable other than to permitted sublessees and assignees hereunder.

ARTICLE XIV

SUBORDINATION AND ATTORNMENT

Section 14.01. Subordination.

Tenant's rights under this Lease are subordinate to (i) all present and future ground or underlying leases affecting all or any part of the Building, and (ii) any easement, license, or the lien of any mortgage, deed of trust or other security instrument now or hereafter affecting the Building (those documents referred to in (i) and (ii) above being collectively referred to as a "Mortgage" and the Person or Persons having the benefit of same being collectively referred to as a "Mortgagee"). Tenant's subordination provided in this Section 14.01 is self-operative and no further instrument of subordination shall be required. No such subordination shall be effective unless and until Landlord obtains from the Mortgagee a written agreement providing that in the event of any foreclosure, sale under a power of sale, ground or master lease termination, or transfer in lieu of any of the foregoing, or the exercise of any other remedy under

any such Mortgage: (x) Tenant's use, possession, and enjoyment of the Leased Premises shall not be disturbed, all Tenant's rights under this Lease shall be recognized, and this Lease shall continue in full force and effect as long as Tenant is not in Default; and (y) this Lease shall automatically become a lease directly between any successor to Landlord's interest, as landlord, and Tenant, as if that successor were the landlord originally named in the Lease.

Section 14.02. Attornment.

If any Person succeeds to all or part of Landlord's interest in the Leased Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, Tenant shall, without charge, attorn to such successor-in-interest upon request from Landlord.

Section 14.03. Estoppel Certificate.

Each of Landlord and Tenant, within fourteen (14) days after receiving Notice from, and without charge or cost to, the other, shall certify by written instrument to the other or any other Person designated by Landlord or Tenant: (i) that this Lease is in full force and effect and unmodified (or if modified, stating the modification); (ii) the dates, if any, to which each component of the Rent due under this Lease has been paid; (iii) whether Landlord or Tenant has failed to perform any covenant, term or condition under this Lease, and the nature of Landlord's or Tenant's failure, if any; and (iv) such other relevant information as Landlord or Tenant may request.

Section 14.04. Quiet Enjoyment.

Landlord covenants that it has full right, power and authority to enter into this Lease and that Tenant, upon performing all of Tenant's obligations under this Lease and timely paying all Rent, shall peaceably and quietly have, hold and enjoy the Leased Premises during the Term without hindrance, ejection or molestation by any Person lawfully claiming by, through or under Landlord.

ARTICLE XV

ASSIGNMENT AND SUBLETTING

Section 15.01. Landlord's Consent Required.

A. Subject to Section 15.01(G), Tenant and any Permitted Transferee, as hereinafter defined, shall not voluntarily or involuntarily, by operation of law or otherwise: (i) transfer, assign, mortgage, encumber, pledge, hypothecate, or assign all or any of its interest in this Lease; (ii) sublet or permit the Leased Premises, or any part thereof, to be used by others, including, but not limited to, concessionaires or licensees; (iii) issue new stock (or partnership shares or membership interests), create additional classes of stock (or partnership shares or membership interests), or sell, assign, hypothecate or otherwise transfer the outstanding voting stock (or partnership shares or membership interests) so as to result in a Change in the Present Control (as defined below) of Tenant or any Permitted Transferee, provided, however, that this subsection (iii) shall not be applicable to Tenant if it is a publicly owned corporation whose outstanding voting stock is listed on a national securities exchange (as defined in the Securities

Exchange Act of 1934, as amended) or is traded actively in the over-the-counter market; or (iv) sell, assign or otherwise transfer all or substantially all of Tenant's or any permitted Transferee's assets; without the prior consent of Landlord, in each instance, which consent Landlord may not unreasonably withhold, which reasonableness is subject to the provisions set forth in Section 15.01.D. All of the foregoing transactions shall be referred to collectively or singularly as a "Transfer", and the Person to whom Tenant's interest is transferred shall be referred to as a "Transferee". "Change in the Present Control" means (a) if Tenant or any Permitted Transferee is a partnership or limited liability company, the voluntary transfer, within a twelve-month (12-month) period, of more than an aggregate of fifty percent (50%) of the voting partnership or membership interests of Tenant or such Permitted Transferee (other than to current partners or members or their affiliates); or (b) if Tenant or any Permitted Transferee is a corporation, the voluntary transfer, within a twelve-month (12-month) period, of more than an aggregate of fifty percent (50%) of the voting shares of Tenant or such Permitted Transferee (other than to current shareholders or their affiliates).

B. Any Transfer without Landlord's consent shall not be binding upon Landlord, shall confer no rights upon any third Person, and shall, without notice or grace period of any kind, constitute an immediate Default by Tenant under this Lease. Acceptance by Landlord of Rent following any Transfer shall not be deemed to be a consent by Landlord to any such Transfer, acceptance of the Transferee as a tenant, release of Tenant from the performance of any covenants herein, or waiver by Landlord of any remedy of Landlord under this Lease, although amounts received shall be credited by Landlord against Tenant's Rent obligations. Consent by Landlord to any one Transfer shall not be a waiver of the requirement for consent to any other Transfer. No reference in this Lease to assignees, concessionaires, subtenants or licensees shall be deemed to be a consent by Landlord to occupancy of the Leased Premises by any such assignee, concessionaire, subtenant or licensee.

C. Landlord's consent to any Transfer shall not operate as a waiver of, or release of Tenant from, Tenant's covenants and obligations hereunder; nor shall the collection or acceptance of Rent or other performance from any Transferee have such effect. Rather, Tenant shall remain fully and primarily liable and obligated under this Lease for the entire Term in the event of any Transfer, and in the event of a Default by the Transferee, Landlord shall be free to pursue Tenant, the Transferee, or both, without prior notice or demand to either.

D. Landlord reserves the right to withhold its consent to a Transfer if any of the following conditions are applicable and it shall be deemed reasonable for Landlord to deny such consent if any of the following conditions are applicable:

(i) Tenant is in Default of this Lease;

(ii) The net worth (excluding goodwill) of the Transferee immediately prior to the Transfer is insufficient to fulfill the terms of the Lease, as determined by Landlord, based on financial information provided by Tenant; or

(iii) The inability of Transferee to continue to operate the business conducted in the Leased Premises for general office purposes.

E. Notwithstanding the foregoing, the following conditions shall apply to any proposed Transfer:

(i) Each and every covenant, condition, or obligation imposed upon Tenant by this Lease and each and every right, remedy, or benefit afforded Landlord by this Lease shall not be impaired or diminished as a result of such Transfer;

(ii) except for Permitted Transfers, Tenant shall assign to Landlord (a) one-half (1/2) of any and all consideration paid directly or indirectly for the assignment by Tenant to the Transferee of Tenant's leasehold interest which are in excess of the Minimum Rent provided herein (computed on a square footage basis), provided that the term "consideration" in this clause shall refer only to consideration relating solely to the rental of the Leased Premises and not to any other payments made to Tenant including payments in connection with the sale of Tenant's business or its assets, or (b) one-half (1/2) of any and all subrentals payable by subtenants which are in excess of the Minimum Rent provided herein (computed on a square footage basis); provided, however, that in the case of either an assignment or a subletting, Tenant may first deduct the documented, out-of-pocket costs incurred by Tenant for marketing costs, leasing commissions (not to exceed market rates), reasonable attorneys' fees, tenant improvements and other out-of-pocket costs reasonably incurred by Tenant in connection with such assignment or sublease;

(iii) Tenant to which the Leased Premises were initially leased shall continue to remain liable under this Lease for the performances of all terms, including, but not limited to, payment of Rent due under this Lease;

(iv) Transferee must expressly assume in a written instrument delivered and reasonably acceptable by Landlord all the obligations of Tenant under the Lease.

(v) Landlord shall furnish the appropriate documentation in connection with any such Transfer and be entitled to a reasonable administrative fee therefor, as set forth in Section 17.03.

(vi) At least thirty (30) days prior to the effective date of such proposed Transfer, Landlord shall receive the following information in connection with such Transfer: the name of the proposed Transferee, a copy of the financial statement of the proposed Transferee and any guarantor, information regarding the proposed Transferee's business history and experience and the proposed Transferee's business plan and projections for the Leased Premises.

Landlord shall approve or disapprove of such proposed Transfer within thirty (30) days following receipt of Tenant's written Notice of its intent to Transfer the Lease together with the required information set forth above, and Landlord's failure to timely approve or disapprove shall be deemed to be a disapproval. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 15.01 or otherwise has breached or acted unreasonably under this Article XV, **unless Landlord has acted in bad faith, with willful misconduct or maliciously,** Tenant's sole remedy shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, the right to terminate this Lease.

F. Notwithstanding the foregoing, in the event that Tenant desires to assign the Lease or sublease the entire Leased Premises in a transaction where Landlord's consent is required under the terms of this Article XV, Landlord shall have the right to recapture the Leased Premises and terminate the Lease by giving written Notice of such termination to Tenant within

thirty (30) days after Tenant's Notice of its intent to Transfer, together with the required information as set forth above, is delivered to Landlord. If Landlord gives Tenant such a termination Notice within such thirty (30) day period, then this Lease shall terminate effective as of the ninetieth (90th) day after Landlord's termination Notice is received by Tenant; provided that Tenant may rescind its Notice of intent to Transfer within ten (10) days following its receipt of Landlord's termination Notice in which case the termination Notice shall be void and of no further effect. If Landlord does not exercise such right to terminate this Lease, Tenant's proposed Transferee shall nonetheless be required to meet the conditions in subsections 15.01.D. and 15.01.E. above.

G. So long as Tenant is not entering into the Permitted Transfer for the purpose of avoiding or otherwise circumventing the terms of this Article XV, Tenant may assign its entire interest under this Lease or sublease (or otherwise permit another party to use) all or a portion of the Leased Premises, without the consent of Landlord, to (i) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant, or (ii) a successor to Tenant by asset acquisition, capital stock purchase, merger, consolidation or reorganization, provided that all of the following conditions are satisfied (each such Transfer a "Permitted Transfer"): (1) Tenant is not then in Default; (2) Tenant shall give Landlord written Notice at least thirty (30) days prior to the effective date of the proposed commencement of the assignment (except in any instance where such prior notice would violate any confidentiality agreement or laws, particularly those promulgated by the Securities Exchange Commission, in which case Notice shall be given as soon as permissible after such public Notice is permissible); (3) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, Tenant's successor shall have (a) a tangible net worth (excluding good will) of at least Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00); and (b) a liquid net worth of at least One Million and No/100 Dollars ($1,000,000.00), both immediately prior to the Permitted Transfer, as demonstrated by an audited financial statement, and immediately after the Permitted Transfer. Tenant's Notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant's successor shall sign a commercially reasonable form of assumption agreement, which assumption agreement shall not obligate such successor to assume any additional obligations as the Tenant hereunder beyond those provided for in this Lease. As used herein, (A) "parent" shall mean a company which owns a majority of Tenant's voting equity; (B) "subsidiary" shall mean an entity wholly owned by Tenant or at least fifty-one percent (51.0%) of whose voting equity is owned by Tenant; and (C) "affiliate" shall mean an entity controlled by, controlling or under common control with Tenant or Tenant's parent. Notwithstanding the foregoing, if any parent, affiliate or subsidiary to which this Lease has been assigned or transferred subsequently sells or transfers its voting equity or its interest under this Lease other than to another parent, subsidiary or affiliate of the original Tenant named hereunder, such sale or transfer shall be deemed to be a Transfer requiring the consent of Landlord hereunder.

ARTICLE XVI

DEFAULT AND REMEDIES

Section 16.01. Default.

Each of the following events shall constitute a default by Tenant under this Lease in each case after delivery of written Notice of such default and the passing of the applicable cure period with such default remaining uncured, if applicable ("Default"): (i) Tenant's failure to pay any Rent that remains unpaid after Notice thereof to Tenant and the passing of five (5) days; or (ii) Tenant's failure to submit or resubmit any plans, specifications or other construction drawings within the time period set forth in Exhibit B; or (iii) Tenant's abandoning the Leased Premises (as defined under California law) after Notice thereof to Tenant and the passing of five (5) days; or (iv) Tenant's breach or failure to observe or perform any term, condition or covenant of this Lease (other than those set forth in subsections (i) through (iii) above), and such breach or failure is not cured within thirty (30) days after Notice from Landlord, unless such condition cannot reasonably be cured within such thirty (30) days, in which case Tenant must commence such cure within said thirty (30) days and diligently pursue said cure to its completion, but in any event no longer than an additional sixty (60) days to cure shall be provided without the express approval of Landlord, which approval may be withheld in Landlord's sole and absolute discretion (provided, however, if such breach or failure creates a hazard, public nuisance or dangerous situation, the aggregate cure period shall be reduced to forty-eight (48) hours after Landlord's Notice). Any Notice given pursuant to this Section shall be in lieu of, and not in addition to, any Notice required under Section 1161, et seq., of the California Code of Civil Procedure.

Section 16.02. Remedies and Damages.

A. If a Default described in Section 16.01, above, occurs, Landlord shall have all the rights and remedies provided in this Section 16.02, in addition to all other rights and remedies available under this Lease or provided at law or in equity.

B. Landlord may, upon Notice to Tenant, terminate this Lease, or terminate Tenant's right to possession without terminating this Lease (as Landlord may elect). If this Lease or Tenant's right to possession under this Lease are at any time terminated under this Section 16.02 or otherwise, Tenant shall immediately surrender and deliver the Leased Premises peaceably to Landlord, provided that Landlord shall provide supervised access to Tenant to permit Tenant to remove those items belonging to Tenant from the Leased Premises. If Tenant fails to do so, Landlord shall be entitled to re-enter, without process and without notice (any notice to quit or of re-entry being hereby expressly waived), using such force as may be necessary, and, alternatively, Landlord shall have the benefit of all provisions of law respecting the speedy recovery of possession of the Leased Premises (whether by summary proceedings or otherwise).

C. Landlord may also perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant fails to perform, the cost of which (together with an administrative fee equal to twenty percent (20%) of such cost to cover Landlord's overhead in connection therewith) shall be paid by Tenant to Landlord within five (5) days of demand therefor. In performing any obligations of Tenant, Landlord shall incur no liability for

any loss or damage that may accrue to Tenant, the Leased Premises or Tenant's Property by reason thereof, except if caused by Landlord's willful and malicious act. The performance by Landlord of any such obligation shall not constitute a release or waiver of any of Tenant's obligations under this Lease.

D. Upon termination of this Lease or of Tenant's right to possession under this Lease, Landlord may at any time and from time to time relet all or any part of the Leased Premises, at such rentals and upon such terms and conditions as Landlord shall deem appropriate. Landlord shall receive and collect the rents therefor, applying the same first to the payment of such expenses as Landlord may incur in recovering possession of the Leased Premises, including legal expenses and attorneys' fees, in placing the Leased Premises in good order and condition and in preparing or altering the same for re-rental; second, to the payment of such expenses, commissions and charges as may be incurred by or on behalf of Landlord in connection with the reletting of the Leased Premises; and third, to the fulfillment of the covenants of Tenant under this Lease, including the various covenants to pay Rent. Any such reletting may be for such term(s) as Landlord elects. Thereafter, Tenant shall pay Landlord until the end of the Term of this Lease the equivalent of the amount of all the Rent and all other sums required to be paid by Tenant, less the net avails of such reletting, if any, on the dates such Rent and other sums above specified are due. Any reletting by Landlord shall not be construed as an election by Landlord to terminate this Lease unless Notice of such intention is given by Landlord to Tenant. Notwithstanding any reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease. In any event, Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished by reason of, any failure by Landlord to relet the Leased Premises or any failure by Landlord to collect any sums due upon such reletting.

E. In addition to all other remedies provided in this Lease and at law, if there occurs a Default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord may terminate this Lease and all rights of Tenant hereunder by written Notice to Tenant, in which event Tenant shall immediately surrender the Leased Premises to Landlord. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(i) The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of events would likely result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling

the Leased Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in subparagraphs (i) and (ii) above, the "worth at the time of award" is computed by allowing interest at the Interest rate. As used in subparagraph (iii) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Further, Tenant shall be liable for all leasing commissions paid or owing by Landlord arising from this Lease and any extension thereof.

Efforts by Landlord to mitigate damages caused by Tenant's Default or breach of this Lease shall not waive Landlord's right to recover damages under this Section. If termination of this Lease is obtained through an unlawful detainer action, Landlord shall have the right to recover in such proceeding the unpaid rent and damages as are recoverable thereon, or Landlord may reserve the right to recover all or any part thereof in a separate suit for such rent and/or damages. If a notice and grace period required under this Lease was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Tenant under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by this Lease. In such event, the applicable grace period under the unlawful detainer statute shall run concurrently with the one under the Lease, and the failure of Tenant to cure the Default within the longer of the two grace periods shall constitute both an unlawful detainer and a breach of this Lease entitling Landlord to the remedies provided for in this Lease and/or by statute.

F. At Landlord's option and in addition to all other remedies provided in this Lease and at law, if there occurs a Default, Landlord may elect to continue this Lease and Tenant's right to possession in effect under California Civil Code Section 1951.4 after Tenant's breach or Default and recover the rent as it becomes due. Landlord and Tenant agree that the limitations on assignment and subletting set forth in Article XV in this Lease are reasonable. Acts of maintenance or preservation, efforts to relet the Leased Premises or the appointment of a receiver to protect Landlord's interest under this Lease, shall not constitute a termination of Tenant's right to possession, provided that they are lawful and not otherwise in breach of Landlord's obligations under this Lease.

Section 16.03. Remedies Cumulative.

No reference to any specific right or remedy in this Lease shall preclude Landlord or Tenant from exercising any other right, from having any other remedy, or from maintaining any action to which it may otherwise be entitled under this Lease, at law or in equity.

Section 16.04. Waiver.

A. Neither party shall be deemed to have waived any provision of this Lease, or the breach of any such provision, unless specifically waived by such party in a writing executed by an authorized officer of Landlord or Tenant. No waiver of a breach shall be deemed to be a

waiver of any subsequent breach of the same provision, or of the provision itself, or of any other provision.

B. Tenant hereby expressly waives any and all rights of redemption and any and all rights to relief from forfeiture which would otherwise be granted or available to Tenant under any present or future statutes, rules or case law.

C. **IN ANY LITIGATION (WHETHER OR NOT ARISING OUT OF OR RELATING TO THE LEASE) IN WHICH LANDLORD AND TENANT SHALL BE ADVERSE PARTIES, BOTH LANDLORD AND TENANT KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.**

D. Notwithstanding anything to the contrary contained in this Lease, Tenant waives the right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code and all other laws now or hereafter in effect. Furthermore, Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any successor or other law of like import.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

Section 17.01. Notices.

A. Whenever any demand, request, approval, consent or notice (singularly and collectively, "Notice") shall or may be given by one party to the other, such Notice shall be in writing and addressed to the parties at their respective addresses as set forth in Section 1.01.I, above, and served by (i) hand, (ii) a nationally recognized overnight express courier, or (iii) registered or certified mail return receipt requested. The date the Notice is received shall be the date of service of Notice. If an addressee refuses to accept delivery, however, then Notice shall be deemed to have been served on either (i) the date hand delivery is refused, (ii) the next business day after the Notice was sent in the case of attempted delivery by overnight courier, or (iii) five (5) business days after mailing the Notice in the case of registered or certified mail. Either party may, at any time, change its Notice address by giving the other party Notice, in accordance with the above, stating the change and setting forth the new address.

B. If any Mortgagee shall notify Tenant that it is the holder of a Mortgage affecting the Leased Premises, no breach or termination Notice thereafter sent by Tenant to Landlord shall be effective unless and until a copy of the same shall also be sent to such Mortgagee, in the manner prescribed in this Section 17.01, to the address as such Mortgagee shall designate.

Section 17.02. Recording.

Neither this Lease nor a memorandum thereof shall be recorded without the prior written consent of Landlord.

Section 17.03. Interest and Administrative Costs.

A. If (i) Tenant fails to make any payment under this Lease when due, or (ii) Landlord incurs any costs or expenses in performing any obligation of Tenant or as a result of Tenant's Default under this Lease, then Tenant shall pay, upon demand, such costs and/or expenses plus Interest from the date such payment was due or from the date Landlord incurs such costs or expenses relating to the performance of any such obligation or Tenant's Default.

B. If Tenant requests that Landlord review and/or execute any documents in connection with this Lease, including Assignment and Transfer documents, and Landlord Waivers of Lien, Tenant shall pay to Landlord, upon demand, as an administrative fee for the review and/or execution thereof, all costs and expenses, including reasonable attorney's fees (which shall include the cost of time expended by in-house counsel) incurred by Landlord and/or Landlord's agent, not to exceed $3,000.00.

Section 17.04. Legal Expenses.

If Landlord or Tenant institutes any suit against the other in connection with the enforcement of their respective rights under this Lease, the violation of any term of this Lease, the declaration of their rights hereunder, or the protection of Landlord's or Tenant's interests under this Lease, the non-prevailing party shall reimburse the prevailing party for its reasonable expenses incurred as a result thereof including court costs and attorneys' fees within five (5) days of demand therefor. Notwithstanding the foregoing, if Landlord files any legal action for collection of Rent or any eviction proceedings, whether summary or otherwise, for the non-payment of Rent, and Tenant pays such Rent prior to the rendering of any judgment, the Landlord shall be entitled to collect, and Tenant shall pay, all court filing fees and the reasonable fees of Landlord's attorneys. Notwithstanding the entry of any judgment related to this Lease, this Section 17.04 shall not be merged with such judgment, but shall survive the entry of such judgment and shall continue to be binding and conclusive on the parties for all time. Post-judgment attorneys' fees and costs related to the enforcement of any judgment obtained by a prevailing party shall be recoverable in the same or a separate action.

Section 17.05. Successors and Assigns.

This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord and Tenant, and their respective permitted successors and assigns. Upon any sale or other transfer by Landlord of its interest in the Leased Premises, Landlord shall be relieved of any obligations under this Lease occurring subsequent to such sale or other transfer, subject to the following restrictions: (a) Landlord shall not be released from its obligations under this Lease unless the transferee agrees in writing, for the benefit of Tenant, to assume Landlord's obligations under this Lease from and after the date of transfer; and (b) if Landlord assigns its interest in this Lease to a lender as additional security, this assignment shall not release Landlord from its obligations under this Lease.

Section 17.06. Limitation on Right of Recovery Against Landlord.

No shareholder, member, trustee, partner, director, officer, employee, representative or agent of Landlord shall be personally liable in respect of any covenant, condition or provision of this Lease. Landlord represents that it is the fee owner of the real property on which the Building is located ("Real Property"); and the term "Landlord," as used in this Lease, shall mean

only the owner or owners of the Real Property at the time in question. If Landlord breaches or defaults in any of its obligations in this Lease, Tenant shall look solely to the equity of the Landlord in the Building; the rents, issues, and profits from the Building; and any sales or insurance proceeds therefrom for satisfaction of Tenant's remedies (except to the extent that any proceeds have been lawfully distributed by Landlord in the ordinary course of business (i.e., not as a fraud against creditors)). Excepting Tenant's breach of Section 3.02 (subject to the last sentence thereof), its compliance with Legal Requirements obligation in Section 4.02 or Section 17.23 (for which Tenant shall be expressly responsible for consequential damages), in no event shall either party be responsible for consequential damages (e.g., lost profits), punitive damages or any damages other than direct, actual and compensatory damages incurred by Tenant.

Section 17.07. Security Deposit.

Tenant shall deposit with Landlord in advance upon Tenant's execution of this Lease, for Landlord's general account, the Security Deposit set forth in Section 1.01.G hereof as security for the performance of each and every term, covenant, agreement and condition of this Lease to be performed by Tenant. Landlord may use, apply on Tenant's behalf or retain (without liability for interest) during the Term all or any part of the Security Deposit to the extent required for the payment of any Rent which may be owed hereunder, or for any sum which Landlord may expend to cure any Default of Tenant. After each application from the Security Deposit, Tenant shall, within five (5) days of Notice from Landlord, restore said deposit to the amount set forth in Section 1.01.G hereof. The use, application or retention of the Security Deposit by Landlord shall not be deemed a limitation on Landlord's recovery in any case, or a waiver by Landlord of any Default, nor shall it prevent Landlord from exercising any other right or remedy for a Default by Tenant. Provided Tenant is not in Default: (i) one-third (1/3) of the Security Deposit will be refunded to Tenant as a credit against Tenant's Minimum Rent payable during the forty-eighth (48th) month of the Term; (ii) one-third (1/3) of the Security Deposit will be refunded to Tenant as a credit against Tenant's Minimum Rent payable during the sixtieth (60th) month of the Term, and the balance of the remaining Security Deposit (less any amount applied as herein provided) shall be returned to Tenant without interest within thirty (30) days after the Termination Date and after surrender of possession of the Leased Premises to Landlord in accordance with the terms of this Lease.

Section 17.08. Entire Agreement; No Representations; Modification.

This Lease is intended by the parties to be a final expression of their agreement and as a complete and exclusive statement of the terms thereof. All prior negotiations, considerations and representations between the parties (oral or written) are incorporated herein. No course of prior dealings between the parties or their officers, employees, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Lease. No representations, understandings, agreements, warranties or promises with respect to the Leased Premises or the Building, or with respect to past, present or future tenancies, rents, expenses, operations, or any other matter, have been made or relied upon in the making of this Lease, other than those specifically set forth herein. This Lease may only be modified, or a term thereof waived, by a writing signed by an authorized officer of Landlord and Tenant expressly setting forth said modification or waiver.

Section 17.09. Severability.

If any term or provision of this Lease, or the application thereof to any Person or circumstance, shall be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 17.10. Joint and Several Liability.

If two or more Persons shall sign this Lease as Tenant, the liability of each such Person to pay the Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all Notices, payments and agreements given or made by, with or to any one of such Persons shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other legal entity, the partners or members of which are, by virtue of any applicable law, rule, or regulation, subject to personal liability, the liability of each such partner or member under this Lease shall be joint and several for any such personal liability.

Section 17.11. Broker's Commission.

Except for (i) Randy Starr of Starrpoint Commercial Partners, as broker for and on behalf of Landlord ("Landlord's Broker"), whom Landlord agrees to pay a commission under the terms of a separate agreement and (ii) _________ of ___________, as broker for and on behalf of Tenant ("Tenant's Broker"), to whom Landlord's Broker shall pay a commission under the terms of a separate agreement, Landlord and Tenant each warrants and represents to the other that no broker, finder or agent has acted for or on its behalf in connection with the negotiation, execution or procurement of this Lease. Landlord and Tenant each agrees to indemnify and hold the other harmless from and against all liabilities, obligations and damages arising, directly or indirectly, out of or in connection with a claim from a broker, finder or agent with respect to this Lease or the negotiation thereof, including costs and attorneys' fees incurred in the defense of any claim made by a broker alleging to have performed services on behalf of the indemnifying party.

Section 17.12. Irrevocable Offer; No Option.

The submission of this Lease by Landlord to Tenant for examination shall not constitute an offer to lease or a reservation of or option for the Leased Premises. Tenant's execution of this Lease shall be deemed an offer by Tenant, but this Lease shall become effective only upon execution thereof by both parties and delivery thereof to Tenant.

Section 17.13. Inability to Perform.

Except for the payment of monetary obligations and Tenant's obligations under Exhibit B, if Landlord or Tenant is delayed or prevented from performing any of its obligations under this Lease by reason of strike, labor troubles, or any similar cause whatsoever beyond their control, the period of such delay or such prevention shall be deemed added to the time herein provided for the performance of any such obligation by Landlord or Tenant.

Section 17.14. Survival.

Occurrence of the Termination Date shall not relieve either party from its obligations accruing prior to the expiration of the Term. All such obligations shall survive termination of this Lease.

Section 17.15. Corporate Tenants.

If Tenant is not an individual, the individual(s) executing this Lease on behalf of Tenant hereby covenant(s) and warrant(s) that: (i) Tenant is duly formed, qualified to do business and in good standing in the state in which the Building is located; and (ii) such Person(s) are duly authorized by such Person to execute and deliver this Lease on behalf of Tenant. Tenant shall remain qualified to do business and in good standing in said state throughout the Term.

Section 17.16. Construction of Certain Terms.

The term "including" shall mean in all cases "including, without limitation." Wherever either party is required to perform any act hereunder, such party shall do so at its sole cost and expense, unless expressly provided otherwise. All payments to Landlord, other than Minimum Rent, whether as reimbursement or otherwise, shall be deemed to be Additional Rent, regardless of whether denominated as "Additional Rent."

Section 17.17. Showing of Leased Premises.

Subject to Section 7.02, Landlord may enter upon the Leased Premises for purposes of showing the Leased Premises to Mortgagees or prospective Mortgagees at any time during the Term and to prospective tenants during the last six (6) months of the Term.

Section 17.18. Relationship of Parties.

This Lease shall not create any relationship between the parties other than that of Landlord and Tenant.

Section 17.19. Rule Against Perpetuities.

Notwithstanding any provision in this Lease to the contrary, if the Term has not commenced within twenty-one (21) years after the date of this Lease, this Lease shall automatically terminate on the twenty-first (21st) anniversary of the date of this Lease. The sole purpose of this provision is to avoid any possible interpretation of this Lease as violating the Rule Against Perpetuities, or any other rule of law or equity concerning restraints on alienation.

Section 17.20. Choice of Law.

This Lease shall be construed, and all disputes, claims, and questions arising hereunder shall be determined, in accordance with the laws of the state within which the Building is located. (For purposes of this provision, the District of Columbia shall be deemed to be a state.)

Section 17.21. Choice of Forum.

Any action involving a dispute relating in any manner to this Lease, the relationship of Landlord/Tenant, the use or occupancy of the Leased Premises, and/or any claim of injury or damage shall be filed and adjudicated solely in the state or federal courts of the jurisdiction in which the Leased Premises are located.

Section 17.22. Intentionally Deleted.

Section 17.23. Hazardous Substances.

No Hazardous Substances (as hereafter defined) shall be used, generated, stored, treated, released, disposed or otherwise managed by or on behalf of Tenant or any invitee at the Leased Premises or the Building with the exception of minor amounts of Hazardous Substances customarily and lawfully used in conjunction with the Permitted Use. Tenant shall immediately notify Landlord upon discovery of any Hazardous Substance release affecting the Leased Premises and, at its sole expense and at Landlord's option, remediate to Landlord's satisfaction or reimburse Landlord's costs of investigation or remediation of any release of Hazardous Substances arising from any act or omission of Tenant, its employees, agents, contractors or invitees within five (5) days of demand therefor. Subject to Section 7.02, Tenant shall cooperate with Landlord and provide access to the Leased Premises from time to time for inspections and assessments of environmental conditions and shall remove any release of Hazardous Substances arising from any act or omission of Tenant, its employees, agents, contractors or invitees from the Leased Premises upon expiration or termination of the Lease. Tenant agrees to indemnify, defend and hold Landlord and Landlord's Indemnitees harmless from and against all liabilities, obligations, damages, judgments, penalties, claims, costs, charges and expenses, including reasonable architects' and attorneys' fees, which may be imposed upon, incurred by or asserted against Landlord or Landlord's Indemnitees by a third party and arising, directly or indirectly, out of or in connection with the presence of Hazardous Substances at or affecting the Building due to any act of Tenant, its agents, servants, employees or contractors. As used herein, "Hazardous Substances" shall mean (i) hazardous or toxic substances, wastes, materials, pollutants and contaminants which are included in or regulated by any federal, state or local law, regulation, rule or ordinance, including CERCLA, Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substances Control Act, as any of the foregoing may be amended from time to time, (ii) petroleum products, (iii) halogenated and non-halogenated solvents, and (iv) all other regulated chemicals, materials and solutions which, alone or in combination with other substances, are potentially harmful to the environment, public health or safety or natural resources.

Section 17.24. OFAC Certification.

Tenant certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaging in, instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.

Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys' fees and costs) arising from or related to any breach of the foregoing certification.

Section 17.25. Time is of the Essence.

Time is of the essence with respect to each and every obligation arising under this Lease.

Section 17.26. Counterparts.

This Lease may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Moreover, signatures received by facsimile or portable document format shall be deemed effective for the purposes of this Lease.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby have executed this Lease under their respective hands as of the day and year first above written.

LANDLORD:

STREET RETAIL WEST I, LP, a Delaware limited partnership, by its sole general partner, STREET RETAIL, INC., a Maryland corporation

By:______________________________
Name: Deborah A. Colson
Title: Vice President-Legal Operations

TENANT:

The MAVEN, Inc, a Delaware company

By: ______________________________

Name: Douglas B. Smith

Title: CFO

By: ______________________________

Name: ______________________________

Title: ______________________________

EXHIBIT A

FLOOR PLAN



SUITE 400
USF: 4,501
RSF: 5,258
Federal Realty

EXHIBIT B

WORK AGREEMENT

This Work Agreement sets forth the understandings and agreements of Landlord and Tenant regarding the performance by Tenant of work in and to the Leased Premises from its "as is" condition in connection with the preparation of the Leased Premises for Tenant's original occupancy and use (all such work shall be referred to herein as "Tenant Work"). Any capitalized terms used herein, not otherwise defined herein, shall have the meanings set forth elsewhere in the Lease. Notwithstanding the foregoing, Landlord agrees that the Leased Premises will be delivered to Tenant with the HVAC in good working order and condition.

A. **Tenant's Agent**. Tenant hereby designates _________ ("Tenant's Agent") as having authority to approve plans and specifications, to accept cost estimates, and to authorize changes or additions to Tenant Work during construction.

B. **Plans and Specifications**.

1. It is agreed that Tenant will develop plans and necessary specifications for completion of Tenant Work in accordance with the following schedule; provided, however, that Tenant's architect (who shall be subject to Landlord's prior approval and shall be licensed in the state in which the Leased Premises are located) shall be entitled to deliver, on Tenant's behalf, any such plans and specifications required hereunder to be delivered by Tenant to Landlord; and provided further, that at Tenant's sole cost, Tenant shall use the engineering firm designated by Landlord to prepare any plans, specifications and/or drawings involving mechanical, electrical, structural, plumbing, sprinkler and/or life/safety work for the Leased Premises:

(i) Within sixty (60) days after execution of the Lease, Tenant shall deliver to Landlord Tenant's Preliminary Plans (as defined below) for the entire Leased Premises and shall indicate its approval of the Preliminary Plan in writing by signing and dating such Preliminary Plans. The "Preliminary Plans" shall set forth:

(a) the location of furniture and office equipment;
(b) the location and specification of telephone and other communications outlets;
(c) the location and specification of electrical outlets, especially those required to accommodate items such as computers and 220-volt equipment;
(d) the location of copy machines larger than table-top size, computer equipment, telex machines, and other heat-producing machines, and specification of heat output (BTU/hour) and required operating conditions (maximum/minimum temperature, hours of operation);
(e) the location of conference rooms and other rooms subject to occupancy by more than six (6) persons at a time and the specification of maximum expected occupancy;
(f) a reflected ceiling plan for all lighting desired by Tenant, and specification of any Tenant Work involving lighting;
(g) any Tenant Work which is likely to require a longer-than-usual period of time to construct or acquire;
(h) the location of all partitions in the Leased Premises; and
(i) any special requirements.

(ii) Within five (5) business days after Tenant delivers to Landlord Tenant's Preliminary Plans, Landlord shall deliver to Tenant in writing its approval of the Preliminary Plans or changes to the Preliminary Plans that will be required to obtain Landlord's approval.

(iii) Within two (2) business days after Landlord delivers to Tenant its required revisions to the Preliminary Plans, Tenant shall deliver to Landlord revised Preliminary Plans containing the required revisions and such suggested revisions as Tenant chooses to incorporate.

(iv) Within two (2) business days after Tenant delivers to Landlord revised Preliminary Plans, Landlord shall deliver its confirmation that all required revisions have been made (if such is the fact) and its approval of the revised Preliminary Plans.

(v) Within fourteen (14) calendar days after Landlord approves the Preliminary Plans, Tenant shall deliver to Landlord detailed architectural, mechanical, plumbing and electrical (and structural, if required) working drawings and construction documents for the Tenant Work (including without limitation, the HVAC systems and fire and life safety systems), based upon the approved Preliminary Plans, prepared by Tenant's architects and engineers, and Tenant shall indicate its approval of such working drawings and construction documents in writing by signing and dating such working drawings and construction documents (the "Construction Documents").

(vi) Within five (5) business days after Tenant delivers to Landlord the Construction Documents, Landlord shall indicate its approval of the Construction Documents in writing by signing and dating such Construction Documents in the space provided, or shall indicate the revisions required due to errors or omissions in the drawings.

(vii) Within three (3) business days after Landlord indicates the revisions required due to errors or omissions in the Construction Documents, Tenant shall correct such errors or omissions and resubmit the Construction Documents to Landlord for its approval. Provided such errors or omissions have been corrected, Landlord shall then approve the Construction Documents. If Tenant desires to make revisions in the Construction Documents after Landlord has approved such Construction Documents, any such changes shall require Tenant to approve and date the revised Construction Documents. Promptly after the Construction Documents have been approved by Landlord, Tenant shall provide to Landlord a CAD diskette of the Construction Documents and, upon any revisions to the Construction Documents pursuant to this Work Agreement, provide to Landlord a CAD diskette of the revised Construction Documents.

2. The Preliminary Plans and the Construction Documents, as finally approved by both Landlord and Tenant in accordance with the foregoing provisions of this Section B, shall collectively constitute the "Plans." The Plans are expressly subject to Landlord's prior written approval; provided, however, that Tenant shall be solely responsible for the content of the Plans and coordination of the Plans with base building design. In addition, Landlord's approval of the Plans shall not constitute a warranty, covenant or assurance by Landlord that (i) any equipment or system shown thereon will have the features or perform the functions for which such

equipment or system was designed, (ii) the Plans satisfy applicable code requirements, (iii) the Plans are sufficient to enable Tenant or Tenant's architect to obtain a building permit for the Tenant Work, or (iv) the Tenant Work described thereon will not interfere with, and/or otherwise adversely affect, base Building systems. Tenant shall be solely responsible for the Plans' compliance with all applicable laws, rules and regulations of any governmental entity having jurisdiction over the Building and the Leased Premises. Notwithstanding the foregoing, if Landlord determines at anytime that the Tenant Work described on the Plans does or will interfere with and/or otherwise adversely affect any base Building systems or does not or will not comply with any applicable law, rule or regulation, or if the fire marshal, inspector or other governmental authority requires a revision to the Tenant Work, then the Plans shall be amended, at Tenant's cost, so that the Tenant Work will not interfere with, and/or otherwise adversely affect, such base Building systems and/or will not violate any applicable law, rule or regulation, and will comply with any requests of any applicable governmental authority, and Tenant shall be responsible for any delay arising in connection therewith.

3. Tenant shall pay the cost of preparing the Plans. Tenant may elect to apply a portion of the Tenant Work Allowance against the cost of the Plans.

C. **Construction of Tenant Work.**

1. The Plans shall be conclusive as to the entire scope of Tenant Work to be performed by Tenant. Tenant agrees to provide and install the Tenant Work shown on the Plans in a good and workmanlike manner in accordance with the Plans approved by Landlord. Tenant shall pay the cost of all Tenant Work, subject to application of the Tenant Work Allowance as set forth in Section F hereof.

2. If Tenant shall request changes to the Plans or the Tenant Work after approval of the Plans, Tenant shall be responsible for directing its architects and engineers to revise the Plans and shall pay all fees incurred in making such revisions. Tenant shall deliver to Landlord any such revised Plans approved and dated by Tenant in writing. Any such changes and/or additions shall be subject to Landlord's prior written approval of the Plans depicting such changes and/or additions.

3. Tenant shall pay an administrative fee to compensate Landlord for reviewing the Plans and/or monitoring the Tenant Work, equal to five percent (5%) of the cost of Tenant Work, even though Landlord is not managing construction of the Tenant Work. Such administrative fee shall be payable as Additional Rent and at Landlord's election shall be either paid by Tenant to Landlord within ten (10) calendar days after receipt of invoice from Landlord, or deducted from any available Tenant Work Allowance.

4. Tenant shall pay the cost of all Tenant Work, subject to application of the Tenant Work Allowance as set forth in Section F hereof. Any costs payable to Landlord under this Work Agreement that are not paid from the Tenant Work Allowance shall be payable as Additional Rent by Tenant to Landlord within ten (10) calendar days after receipt of an invoice therefor from Landlord.

D. **Tenant's Construction Requirements.** Tenant covenants and agrees to satisfy the following conditions and requirements in connection with its construction of the Tenant Work:

(i) Tenant or Tenant's contractor shall be required to utilize the subcontractors specified by Landlord for all electrical, rough-in plumbing, structural and heating, ventilating and air conditioning work and all sprinkler and life/safety work;

(ii) The contractors, subcontractors or laborers employed in connection with such work must have been approved by Landlord in writing prior to performing any Tenant Work, and such contractors, subcontractors or laborers shall comply with any applicable law and work rules and regulations established by Landlord from time to time for all work in the Building, including those attached to the Lease as Exhibit D;

(iii) Tenant, or its contractors and their subcontractors, shall provide such insurance, bonding and/or indemnification as Landlord may reasonably require for its protection from negligence or malfeasance on the part of such contractors and subcontractors;

(iv) In Landlord's judgment (reasonably exercised), such work or the identities or presence of such contractors or their subcontractors will not result in delays, stoppages or other action or the threat thereof which may interfere with construction progress, or delay the completion of other work in the Building or on or about the rest of the Property, or in any manner impair any guarantee or warranty from Landlord's contractor or its subcontractors, or conflict with any labor agreements applicable to the construction of the Building or the improvement of the rest of the Property;

(v) Each such contractor and subcontractor, and the nature and extent of the work to be performed by it, shall be approved by Landlord (but such approval shall not relieve Tenant of its responsibility to comply with the applicable provisions of this Exhibit B nor constitute a waiver by Landlord of any of its rights under the Lease);

(vi) Notwithstanding anything contained in the Lease or this Work Agreement to the contrary, the time required by Tenant's contractors to perform their work shall not delay the Term Commencement Date, notwithstanding the fact that the Leased Premises may not be completed and Tenant may not be in occupancy of the Leased Premises on the Term Commencement Date;

(vii) Tenant shall indemnify, hold harmless, and defend Landlord from any loss, damage, cost or expense (including attorneys' fees and court costs) incurred by Landlord, whether before or after the Term Commencement Date, as a result of the performance by Tenant of such work, and Landlord shall have the right to offset the same against any amounts to be credited to Tenant or invoice the same as Additional Rent, payable within thirty (30) calendar days. Landlord shall have the right to inspect Tenant's contractor's work on a regular basis and shall charge Tenant all of Landlord's costs associated with said inspection;

(viii) The Tenant Work (including all Plans) must be approved by Landlord, in writing, prior to commencement of such Tenant Work, and Tenant's contractor shall construct the Tenant Work in strict conformity with the Plans;

(ix) Tenant must promptly make available to Landlord for Landlord's prior review, and at Landlord's request, all construction documentation as Landlord deems necessary;

(x) Landlord shall have the right to monitor the Tenant Work throughout the construction process to insure that Tenant's contractor(s)/subcontractor(s) are adhering to Landlord-approved Plans for the Leased Premises and to insure that the Building's systems (plumbing, electrical, HVAC, etc.) are not being affected adversely during such construction process and will not be affected adversely after completion of Tenant Work;

(xi) All of Tenant's contracts with any contractors shall be in the name of Tenant and this provision shall not create any direct or indirect relationship between Landlord and said contractors nor any obligations or liability by Landlord to said contractors, nor shall this provision create any direct or indirect liability for Landlord in connection with the improvements to the Leased Premises; and

(xii) Tenant's contractor and subcontractors shall not post any signs on any part of the Leased Premises or the Building.

E. **Base Building Changes.** If Tenant requests work to be done in the Leased Premises or for the benefit of the Leased Premises that necessitates changes to the base Building or Building systems, or the design thereof, any such changes shall be subject to prior written approval of Landlord, in its sole discretion, and Tenant shall be responsible for all costs resulting from such changes, including architectural and engineering charges, and any special permits or fees attributed thereto. Tenant shall be responsible for any delay resulting from such changes. Before any such changes are made, Tenant shall pay to Landlord the full costs estimated to be incurred by Landlord in connection with such changes including without limitation Landlord's administrative fee attributable thereto.

F. **Tenant Work Allowance.** Intentionally Deleted.

G. **Access to Leased Premises.** Provided Tenant has delivered to Landlord evidence reasonably satisfactory to Landlord that all insurance required to be carried by Tenant hereunder is effective, Tenant shall have access to the Leased Premises to commence the architectural and design phase of the Tenant Work in the Leased Premises immediately after Landlord delivers the Leased Premises to Tenant; provided, however, Tenant shall not be entitled to make any alterations or improvements to the Leased Premises until the Plans have been finally approved by Landlord. Except for purposes of constructing the Tenant Work (as provided above), Tenant shall not be permitted to occupy the Leased Premises for purposes of conducting its business therein or for any other purpose, unless and until (i) Tenant delivers to Landlord a certificate of occupancy for the Leased Premises issued by the appropriate governmental authority, which certificate of occupancy shall be obtained by Tenant at Tenant's sole cost and expense, and (ii) Tenant obtains and delivers to Landlord copies of any and all other approvals required for

Tenant's occupancy of the Leased Premises from any governmental authorities having jurisdiction over the Leased Premises. Tenant's contractors, subcontractors and vendors may not enter the Building to perform any work or installations except to the extent Tenant is so entitled as set forth above. Each contractor, subcontractor or vendor shall observe all rules and regulations promulgated by Landlord in connection with the performance of work in the Building, including those attached to the Lease as Exhibit D.

EXHIBIT C

RULES AND REGULATIONS

Tenant expressly covenants and agrees, at all times during the Term, and at such other times as Tenant occupies the Leased Premises or any part thereof, to comply, at its own cost and expense, with the following:

1. Tenant shall not obstruct or permit its agents, clerks or servants to obstruct, in any way, the sidewalks, entry passages, corridors, halls, stairways or elevators of the Building, or use the same in any other way than as a means of passage to and from the offices of Tenant; bring in, store, test or use any materials in the Building which could cause a fire or an explosion or produce any fumes or vapor; make or permit any disruptive noises in the Building; smoke in the elevators; throw substances of any kind out of the windows or doors, or in the halls and passageways of the Building; sit on or place anything upon the window sills; or clean the exterior of the windows.

2. Waterclosets and urinals shall not be used for any purpose other than those for which they are constructed; and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them. Waste and excessive or unusual use of electricity or water is prohibited.

3. Tenant shall not (i) obstruct the windows, partitions and lights that reflect or admit light into the halls or other places in the Building, or (ii) inscribe, paint, affix, or otherwise display signs, advertisements or notices in, on, upon or behind any windows or on any door, partition or other part of the interior or exterior of the Building, without the prior written consent of Landlord. If such consent be given by Landlord, any such sign, advertisement, or notice shall be inscribed, painted or affixed by Tenant, or a company approved by Tenant, and the cost of the same shall be charged to and paid by Tenant, and Tenant agrees to pay the same promptly, on demand.

4. No contract of any kind with any supplier of towels, ice, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like services shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building, without the prior written consent of Landlord.

5. When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing of any kind or cutting of wires will be allowed, except with the prior written consent of Landlord. The number and location of telephones, telegraph instruments, electric appliances, call boxes, etc., shall be subject to Landlord's approval. No tenants shall be in direct contact with the floor slab of the Leased Premises; and if linoleum or other similar floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed to the floor by a paste or other material, the use of cement or similar adhesive material being expressly prohibited.

6. No additional lock or locks shall be placed by Tenant on any door in the Building without prior written consent of Landlord. Two (2) keys will be furnished Tenant by Landlord; two (2) additional keys will be supplied to Tenant by Landlord, upon request, without charge; any additional keys requested by Tenant shall be paid for by Tenant. Tenant, its agents and

employees, shall not have any duplicate key made and shall not change any locks. All keys to doors and washrooms shall be returned to Landlord at the termination of the tenancy, and in the event of loss of any keys furnished, Tenant shall pay Landlord the cost of replacing the lock or locks to which such keys were fitted and the keys so lost.

7. Tenant shall not employ any person or persons other than Landlord's janitors for the purpose of cleaning the Leased Premises, without prior written consent of Landlord. Landlord shall not be responsible to Tenant for any loss of property from the Leased Premises however occurring, or for any damage done to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause.

8. No motorized vehicles or animals (except as provided for in the Pet Policy attached hereto as Addendum III) of any kind shall be brought into or kept in or about the Leased Premises. The parties acknowledge and agree that: (i) Landlord shall install, at Tenant's sole cost and expense, a bicycle rack on the patio exclusively serving the Leased Premises; and (ii) Tenant's employees may bring bicycles through the office lobby into the elevator serving the Building (for access to the Leased Premises).

9. Tenant shall not conduct, or permit any other person to conduct, any auction upon the Leased Premises; manufacture or store goods, wares or merchandise upon the Leased Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Leased Premises to be used for gambling; make any disruptive noises in the Building; permit to be played any musical instruments, recorded or wired music in such a loud manner as to disturb or annoy other tenants; or permit any unusual odors to be produced upon the Leased Premises.No awnings or other projections shall be attached to the outside walls of the Building. No curtains, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises, without the prior written consent of Landlord. Such curtains, blinds and shades must be of a quality, type, design, and color, and attached in a manner, approved by Landlord.

10. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same. Retail sales will be limited to the ground level and lower level retail store areas.

11. There shall not be used in the Leased Premises or in the Building, either by Tenant or by others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

12. Tenant, before closing and leaving the Leased Premises, shall ensure that all entrance doors are locked.

13. Landlord shall have the right to prohibit any advertising by Tenant referencing the Building which in Landlord's opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written Notice from Landlord, Tenant shall refrain from or discontinue such advertising.

14. Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purpose in operating the Building:

(i) the exclusive right to the use of the name of the Building for all purposes, except that Tenant may use the name as its business address and for no other purpose;

(ii) the right to change the name or address of the Building without incurring any liability to Tenant for so doing, provided that it shall endeavor to give Tenant as much advance notice of any such change as reasonably practical;

(iii) the right to install and maintain a sign or signs on the exterior of the Building;

(iv) the exclusive right to use or dispose of the use of the roof of the Building;

(v) the right to limit the space on the directory of the Building to be allotted to Tenant; and

(vi) the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

15. Tenant and Tenant's employees shall park their automobiles only in such number of spaces as Landlord may fix, taking into consideration the need for customer parking and other factors. The spaces assigned to Tenant and Tenant's employees shall be limited to any parking area designated by Landlord for use of office tenants, and the right to use spaces so assigned to Tenant and its employees shall be subject to such regulations as Landlord may reasonably promulgate from time to time to prevent parking by unauthorized parties or parking in prohibited areas.

16. All safes shall stand on a base of such size as shall be designated by the Landlord. The Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. No machinery of any kind or articles of unusual weight or size will be allowed in the Building without the prior written consent of Landlord. Business machines and mechanical equipment, if so consented to by Landlord, shall be placed and maintained by Tenant, at Tenant's expense, in settings sufficient to absorb and prevent all vibration, noise and annoyance.

17. The Leased Premises shall not be used for lodging or sleeping purposes, and cooking therein is prohibited (other than use of toasters, coffee and tea brewing equipment, and re-heating of food in microwaves or similar devices).

18. After 6:00 p.m. until 8:00 a.m. on weekdays, after 1:00 p.m. on Saturdays, and at all hours on Sundays and legal holidays, all persons entering or leaving the Building may be required to identify themselves to establish their rights to enter or leave the Building. Landlord or its agents may exclude from the Building during such periods all persons who do not present

satisfactory identification. Each tenant shall be responsible for all persons for whom it requests admission and shall be liable to Landlord for all acts of such persons.

19. In addition to all other liabilities for breach of any provision of these Rules and Regulations, Tenant shall pay to Landlord all damages caused by such breach. The violation of any such provision may be restrained by injunction.

ADDENDUM I

OPTION TO EXTEND

Tenant shall have the option to extend the Term hereof for one (1) additional period of three (3) years (hereinafter "Option Period"), subject to the following terms and conditions:

A. Tenant may exercise such option by giving Landlord Notice of its intent to exercise said option, such Notice to be received by Landlord at least twelve (12) months, but not more than fifteen (15) months, prior to the expiration of the original Term.

B. At the time of exercise, Tenant (i) is not in Default, and (ii) is operating a business in the Leased Premises in accordance with the Permitted Use.

C. If within any twelve (12) month period during the last two (2) Lease Years of the original Term, Tenant shall have been in Default in the payment of Rent hereunder more than two (2) times, Landlord may, at Landlord's sole and absolute discretion, cancel and void Tenant's option exercise Notice by delivering Notice to Tenant, in which event Tenant's right to extend shall be void and canceled and the Lease shall terminate at the end of the original Term.

D. All other terms and conditions of this Lease shall remain unchanged and apply during the Option Period except that Minimum Rent shall be ninety-five percent (95%) of the then-prevailing fair market value for use of the Leased Premises during the Option Period ("Fair Rental Value") taking into consideration bona fide third-party offers and then-current office rental rates in the Santa Monica area for comparably improved premises in comparable office buildings. Notwithstanding anything to the contrary contained herein, in no event shall the Minimum Rent for the first Lease Year of the Option Period be less than one hundred three percent (103%) of the Minimum Rent due and payable for the last Lease Year of the original Term (the "Floor"). The determination of Fair Rental Value shall take into account all relevant factors including: tenant improvement allowances for comparably improved spaces, current market concessions, brokerage commissions, a new base year (as more particularly described in subsection E below), the parking being provided to Tenant, inducements and other economic considerations for the lease of space comparable to the Leased Premises. Within thirty (30) days after receipt of Tenant's option exercise Notice, Landlord shall give Tenant Notice of the proposed Fair Rental Value and the basis therefor. The parties shall then, in good faith, endeavor to agree between themselves on the Fair Rental Value (subject to the Floor). If the parties fail to so agree on the Fair Rental Value within thirty (30) days after Landlord's Notice of the proposed Fair Rental Value, then the Fair Rental Value shall be decided by the "broker" method as provided herein:

(i) Within sixty (60) days after Landlord's Notice of the proposed Fair Rental Value, Landlord and Tenant shall send the other Notice of the broker it wishes to designate to determine the Fair Rental Value on its behalf. Each broker shall have fifteen (15) business days after the later date of each party's Notice to the other hereunder to make and deliver to both parties a written determination of the Fair Rental Value.

(ii) If the two (2) brokers so appointed agree on the Fair Rental Value, the Fair Rental Value shall be the amount so determined.

(iii) If the two (2) brokers so appointed do not agree on the Fair Rental Value within such fifteen (15) business day period, and if the difference between the Fair Rental Value determined by each broker is not more than fifty cents ($0.50) per square foot annually of Floor Area of the Leased Premises, then the Fair Rental Value shall be an amount equal to the quotient obtained by dividing the sum of the Fair Rental Values determined by each broker by two (2) (subject to the Floor).

(iv) If the two (2) brokers so appointed do not agree on the Fair Rental Value within such fifteen (15) business day period, and if the difference between the Fair Rental Value determined by each broker is more than fifty cents ($0.50) per square foot annually of Floor Area of the Leased Premises, then the two (2) brokers shall within ten (10) days thereafter jointly appoint a third (3rd) broker. The third (3rd) broker shall make a valuation within thirty (30) days after its appointment, and the Fair Rental Value shall be one of the two Fair Rental Values submitted by the other brokers that is closest to the third broker's valuation.

(v) The third (3rd) broker appointed under this Paragraph (D) shall be a disinterested person of recognized competence who has had a minimum of ten (10) years of experience in the leasing of retail or office space, as the case may be, in the Los Angeles and Santa Monica area. All valuations of the Fair Rental Value shall be in writing. Landlord and Tenant shall pay for the expenses of the broker each has designated and the expenses of the third (3rd) broker shall be borne one-half (1/2) by Landlord and one-half (1/2) by Tenant. The determination made hereunder shall be final and binding on both Landlord and Tenant.

E. Notwithstanding anything to the contrary contained in the Lease, the Base Year shall be adjusted to be the calendar year in which the Option Period commences.

F. If any such option is not timely exercised, Tenant's right to extend shall expire and the Lease shall terminate at the end of the original Term.

G. This Addendum and any options to renew the Term shall be null and void if, at any time during the Term, Tenant's interest in this Lease is assigned or the Leased Premises is subleased.

ADDENDUM II

PET POLICY

The parties acknowledge and agree that Rule 8 of Exhibit C of the Lease provides that no animals of any kind shall be brought into or kept in or about the Leased Premises. Notwithstanding the provisions of this rule, Landlord hereby agrees that Tenant may allow employees to bring dogs (but no other animals) into the Leased Premises (collectively, "Permitted Dogs") provided that: (i) there shall be no more than four (4) Permitted Dogs in the Leased Premises at any one time; (ii) the Permitted Dogs may not weigh more than twenty-five (25) pounds each (i.e., large breed dogs are not allowed); and (iii) Tenant shall be subject to the following terms and conditions of this Addendum.

As consideration for Landlord's agreement to allow the Permitted Dogs into the Leased Premises, Tenant agrees: (i) to ensure that the Permitted Dogs do not disturb any other occupant(s) of the Building; (ii) to ensure that the Permitted Dogs are at all times accompanied by Tenant and/or its employees; (iii) to ensure that the Permitted Dogs do not soil any portion of the Leased Premises or the Building; (iv) to cause all Permitted Dogs to remain on a leash or in a pet carrier at all times while within the Building, except while within the Leased Premises; (v) to cooperate with Landlord and/or any governmental authority in the removal of any Permitted Dogs from the Leased Premises deemed by Landlord, in its sole discretion, to present a risk of inflicting bodily harm to any occupant or user of the Building; and (vi) to indemnify, defend and hold Landlord harmless from any damages, including (without limitation) property damage or personal injury (including, specifically, injuries caused by dog bites), caused by, related in any way to, or attributable to the Permitted Dogs or breach of this Addendum. Landlord may terminate Tenant's right to have the Permitted Dogs within the Leased Premises should Tenant breach the provisions of this Addendum more than three (3) times in any twelve (12) month period.

ADDENDUM III

LEASE CONTINGENCY

Tenant understands and agrees that this Lease shall be contingent upon Landlord recapturing the Leased Premises from the tenant now occupying the Leased Premises. In the event Landlord does not conclude such recapturing of the Leased Premises within six (6) months of the date of full execution of this Lease, Landlord shall have the right to terminate upon thirty (30) days' prior written notice to Tenant.